                                                                    EXHIBIT 10.1

                           LOAN AND SECURITY AGREEMENT

                              DATED: APRIL 7, 1995

                                   $25,000,000



                                      AMONG



                                 RYMER MEAT INC.

                                       AND

                         RYMER INTERNATIONAL SEAFOOD INC.

                                  AS BORROWERS,

                                RYMER FOODS INC.

                                  AS GUARANTOR,

                            THE LENDERS NAMED HEREIN

                                   AS LENDERS,


                                       AND


                              LASALLE NATIONAL BANK

                               AS AGENT and LENDER

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                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----


     SECTION 1.   GENERAL DEFINITIONS. . . . . . . . . . . . . . . . . . . .   1

          1.1     Defined Terms. . . . . . . . . . . . . . . . . . . . . . .   1
          1.2     Accounting Terms . . . . . . . . . . . . . . . . . . . .    16
          1.3     Other Terms. . . . . . . . . . . . . . . . . . . . . . .    17
          1.4     Certain Matters of Construction. . . . . . . . . . . . .    17

     SECTION 2.   CREDIT FACILITY. . . . . . . . . . . . . . . . . . . . .    17

          2.1     Revolving Credit Loans . . . . . . . . . . . . . . . . .    17
          2.2     Manner of Borrowing Revolving Credit Loans . . . . . . .    19
          2.3     Letters of Credit. . . . . . . . . . . . . . . . . . . .    20
          2.4     All Loans to Constitute One Obligation . . . . . . . . .    21
          2.5     Loan Account . . . . . . . . . . . . . . . . . . . . . .    21

     SECTION 3.   INTEREST, FEES, TERM AND REPAYMENT . . . . . . . . . . .    21

          3.1     Interest, Fees and Charges . . . . . . . . . . . . . . .    21
          3.2     Letter of Credit Fees. . . . . . . . . . . . . . . . . .    23
          3.3     Term of Agreement. . . . . . . . . . . . . . . . . . . .    23
          3.4     Termination. . . . . . . . . . . . . . . . . . . . . . .    23
          3.5     Payments . . . . . . . . . . . . . . . . . . . . . . . .    25
          3.6     Application of Payments and Collections. . . . . . . . .    25
          3.7     Sharing of Payments, Etc.. . . . . . . . . . . . . . . .    26
          3.8     Statements of Account. . . . . . . . . . . . . . . . . .    27

     SECTION 4.   COLLATERAL: GENERAL TERMS. . . . . . . . . . . . . . . .    27

          4.1     Security Interest in Collateral. . . . . . . . . . . . .    27
          4.2     Lien on Realty Hereafter Acquired. . . . . . . . . . . .    28
          4.3     Representations, Warranties and Covenants -- Collateral.    28
          4.4     Lien Perfection. . . . . . . . . . . . . . . . . . . . .    29
          4.5     Location of Collateral . . . . . . . . . . . . . . . . .    29
          4.6     Insurance of Collateral. . . . . . . . . . . . . . . . .    30
          4.7     Protection of Collateral . . . . . . . . . . . . . . . .    30

     SECTION 5.   PROVISIONS RELATING TO ACCOUNTS. . . . . . . . . . . . .    31

          5.1     Representations, Warranties and Covenants. . . . . . . .    31
          5.2     Borrowing Base Certificates, Assignments, Records and
                  Schedules of Accounts. . . . . . . . . . . . . . . . . .    32
          5.3     Administration of Accounts . . . . . . . . . . . . . . .    33
          5.4     Collection of Accounts . . . . . . . . . . . . . . . . .    33
          5.5     Notice Regarding Disputed Accounts . . . . . . . . . . .    34

     SECTION 6.   PROVISIONS RELATING TO INVENTORY . . . . . . . . . . . .    34

          6.1     Representations, Warranties and Covenants. . . . . . . .    34
          6.2     Inventory Reports. . . . . . . . . . . . . . . . . . . .    35
          6.3     Returns of Inventory . . . . . . . . . . . . . . . . . .    35

     SECTION 7.   PROVISIONS RELATING TO EQUIPMENT . . . . . . . . . . . .    36

          7.1     Representations, Warranties and Covenants. . . . . . . .    36
          7.2     Evidence of Ownership of Equipment . . . . . . . . . . .    36
          7.3     Records and Schedules of Equipment . . . . . . . . . . .    36

     SECTION 8.   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . .    36

          8.1     General Representations and Warranties . . . . . . . . .    36
          8.2     Reaffirmation. . . . . . . . . . . . . . . . . . . . . .    42
          8.3     Survival of Representations and Warranties . . . . . . .    42

     SECTION 9.   COVENANTS AND CONTINUING AGREEMENTS. . . . . . . . . . .    42

          9.1     Affirmative Covenants. . . . . . . . . . . . . . . . . .    42
          9.2     Negative Covenants . . . . . . . . . . . . . . . . . . .    47
          9.3     Specific Financial Covenants . . . . . . . . . . . . . .    53

     SECTION 10.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . .    56

          10.1    Documentation. . . . . . . . . . . . . . . . . . . . . .    56
          10.2    Other Conditions . . . . . . . . . . . . . . . . . . . .    58

     SECTION 11.  EVENTS OF DEFAULT: RIGHTS AND REMEDIES ON

                  DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . .    59
          11.1    Events of Default. . . . . . . . . . . . . . . . . . . .    59
          11.2    Acceleration of the Obligations. . . . . . . . . . . . .    62

          11.3    Remedies . . . . . . . . . . . . . . . . . . . . . . . .    62
          11.4    Remedies Cumulative; No Waiver . . . . . . . . . . . . .    64


     SECTION 12.  THE AGENT. . . . . . . . . . . . . . . . . . . . . . . .    64

          12.1    Authorization and Action . . . . . . . . . . . . . . . .    64
          12.2    Agent's Reliance, Etc. . . . . . . . . . . . . . . . . .    64
          12.3    LaSalle and Affiliates . . . . . . . . . . . . . . . . .    65
          12.4    Lender Credit Decision . . . . . . . . . . . . . . . . .    65
          12.5    Indemnification. . . . . . . . . . . . . . . . . . . . .    65
          12.6    Successor Agent. . . . . . . . . . . . . . . . . . . . .    66

     SECTION 13.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . .    66

          13.1    Power of Attorney. . . . . . . . . . . . . . . . . . . .    66
          13.2    Indemnity. . . . . . . . . . . . . . . . . . . . . . . .    67
          13.3    Complete Agreement; Modification of Agreement; Sale
                  of Interest. . . . . . . . . . . . . . . . . . . . . . .    67
          13.4    Reimbursement of Expenses. . . . . . . . . . . . . . . .    70
          13.5    Indulgences Not Waivers. . . . . . . . . . . . . . . . .    70
          13.6    Severability . . . . . . . . . . . . . . . . . . . . . .    71
          13.7    Successors and Assigns . . . . . . . . . . . . . . . . .    71
          13.8    Cumulative Effect; Conflict of Terms . . . . . . . . . .    71
          13.9    Execution in Counterparts. . . . . . . . . . . . . . . .    71
          13.10   Notice . . . . . . . . . . . . . . . . . . . . . . . . .    71
          13.11   Agent's or Required Lenders' Consent . . . . . . . . . .    73
          13.12   Demand Obligations . . . . . . . . . . . . . . . . . . .    73
          13.13   Time of Essence. . . . . . . . . . . . . . . . . . . . .    73
          13.14   Entire Agreement . . . . . . . . . . . . . . . . . . . .    73
          13.15   Interpretation . . . . . . . . . . . . . . . . . . . . .    73
          13.16   GOVERNING LAW; CONSENT TO FORUM. . . . . . . . . . . . .    73
          13.17   WAIVERS BY BORROWERS . . . . . . . . . . . . . . . . . .    74
          13.18   Publicity. . . . . . . . . . . . . . . . . . . . . . . .    75
          13.19   Reimbursement. . . . . . . . . . . . . . . . . . . . . .    75

EXHIBITS


Exhibit A       Form of Revolving Credit Note - Section 1.1
Exhibit B       Form of Notice of Revolving Credit Loan - Section 2.1
Exhibit C       Borrowers' Business Locations - Section 4.5, 6.1(A), 8.1(W)
                and Section 9.2(M)
Exhibit D       Form of Borrowing Base Certificate - Section 5.2
Exhibit E       Jurisdictions in Which Borrowers are Authorized to do Business -
                Section 8.1(A)
Exhibit F       Corporate Names and Predecessors - Section 8.1(B) and 9.2(P)
Exhibit G       Patents, Trademarks, Copyrights and Licenses - Section 8.1(H)
Exhibit H       Capital Structure and Affiliates - Section 8.1(I)
Exhibit I       Contracts Restricting Borrowers' Right to Incur Debts - Section
                8.1(K)
Exhibit J       Litigation - Section 8.1(L)
Exhibit K       Pension Plans - Section 8.1(P)
Exhibit L       Labor Contracts - Section 8.1(R)
Exhibit M       Exceptions to Compliance with Laws - Section 8.1(S)
Exhibit N       Surety Obligations - Section 8.1(T)
Exhibit N-1     Adverse Trade Relations - Section 8.1(X)
Exhibit 0       Capitalized Leases - Section 8.1(Y)
Exhibit P       Operating Leases - Section 8.1(Y)
Exhibit Q       Form of Compliance Certificate - Section 9.1(J)
Exhibit R       Permitted Liens - Section 9.2(H)
Exhibit S       Landlord or Warehouseman Locations - Section 10.1(C)
Exhibit T       Form of Opinion Letter - Section 10.1(I)
Exhibit U       Form of Assignment and Acceptance - Section 13.3(b)

                           LOAN AND SECURITY AGREEMENT


     THIS LOAN AND SECURITY AGREEMENT is made this 7th day of April, 1995 by and among RYMER MEAT INC., an Illinois corporation ("RMI"), having its chief executive office at 4600 South Packers Avenue, Suite 400, Chicago, Illinois 60609, RYMER INTERNATIONAL SEAFOOD INC., an Illinois corporation ("RISI"), having its chief executive office at 300 West Washington Street, Suite 1505, Chicago, Illinois 60606, RYMER FOODS INC., a Delaware corporation ("RFI"), having its chief executive office at 4600 Packers Avenue, Suite 400, Chicago, Illinois 60609, but only as guarantor, the LENDERS who are or who may from time to time become signatories hereto ("Lenders"), and LASALLE NATIONAL
BANK, a national banking association having an office at 120 South LaSalle Street, Chicago, Illinois 60603 ("LaSalle"), as a Lender and as agent for the Lenders hereunder (LaSalle, in such capacity, being "Agent"). RISI is a wholly owned subsidiary of RMI and RMI is a wholly owned subsidiary of RFI.
RMI and RISI are sometimes hereinafter collectively referred to as "Borrowers" and individually as a "Borrower".

SECTION 1.  GENERAL DEFINITIONS

     1.1 DEFINED TERMS. When used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

            ACCOUNTS - all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by either Borrower or in which either Borrower now has or hereafter acquires any interest.

            ACCOUNT DEBTOR - any Person who is or may become obligated under or in connection with an Account.

            AFFILIATE - a Person (other than a Subsidiary and Oppenheimer & Co., Inc.): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, either Borrower; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of either Borrower; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by either Borrower or a Subsidiary of either Borrower. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

            AGENT - as defined in the first paragraph of this Agreement.

            AGREEMENT - this Loan and Security Agreement, as modified, amended or supplemented from time to time.

            APPLICABLE PRIME MARGIN - one half of one percent (1/2%), PROVIDED, HOWEVER, that if, as of the last day of the immediately preceding fiscal quarter, each of the Interest Rate Reduction Conditions have been satisfied, then the Applicable Prime Margin shall be one quarter of one percent (1/4%). Increases or decreases in the Applicable Prime Margin shall be made on the date on which the Consolidated financial statements required by Section 9.1(J)(ii) for the immediately preceding fiscal quarter are delivered by RFI and Borrowers to Agent. Any such increase or decrease shall be effective, however, the first day of the then current fiscal quarter. If as a result of an increase in the Applicable Prime Margin, Borrowers owe Lenders additional interest, such interest shall be immediately due and payable. If as a result of a decrease in the Applicable Prime Margin, Borrowers have overpaid interest on the Obligations, such overpayment shall be credited against the next payment of interest or principal due on the Obligations or, if the Obligations are paid in full, then such overpayment shall be promptly refunded to Borrowers.

            APPLICABLE RATE - the Applicable Prime Margin plus the Prime Rate.

            AVAILABLE CASH - measured as of any Interest Payment Date (as defined in the Senior Note Indenture), means the LESSER of (a) the amount, if any, which when added to the amount of Fixed Obligations (as defined in the Senior Note Indenture) for the appropriate Measurement Period (as defined in the Senior Note Indenture) would cause the ratio of (x) Cash Flow (as defined in the Senior Note Indenture) for such Measurement Period, to (y) the sum of Fixed Obligations (as defined in the Senior Note Indenture) plus Available Cash for such Measurement Period to be 1.1 to 1, or (b) the amount by which the sum of the cash and Permitted Investments of the Borrowers on a consolidated basis and unutilized borrowing capacity under this Agreement exceeds $2 million on such Interest Payment Date.

            BOARD - the Board of Governors of the Federal Reserve System of the United States.

            BORROWED MONEY - as applied to Indebtedness, means (i) Indebtedness for borrowed money; (ii) Indebtedness, whether or not in any such case the same was for borrowed money, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit and (v) Indebtedness under any guaranty of obligations that would constitute Indebtedness for Borrowed Money under clauses (i) through (iv) hereof.

            BORROWERS - as defined in the first paragraph of this Agreement.

            BORROWING BASE - as at any date of determination thereof, an amount equal to (x) the lesser of the amounts calculated pursuant to paragraphs
     (a) and (b) below minus (y) the amount calculated pursuant to paragraph (c) below:

                 (a)   the Maximum Revolving Credit Loan; and

                 (b)   an amount equal to:

                       (i) the sum of eighty-five percent (85%), or such other percentage as Agent in the commercially reasonably exercise of its discretion deems appropriate, of the net amount of Eligible Accounts outstanding at such date;

                                      PLUS

                       (ii) an amount equal to the lesser of (x) Twenty Million Dollars ($20,000,000) or (y) an amount equal to the sum of (I) sixty percent (60%), or such other percentage as Agent in the reasonable exercise of its discretion deems appropriate, of the value of that portion of Eligible Inventory constituting raw materials, PLUS (II) sixty-five percent (65%) or such other percentage as Agent, in the reasonable exercise of its discretion, deems appropriate of the value of that portion of Eligible Inventory consisting of finished goods, PLUS (III) sixty-five percent (65%), or such other percentage as Agent, in the reasonable exercise of its discretion deems appropriate, of the face amount of all Commercial Letters of Credit;

                              MINUS (subtract from the lesser of clauses (a) and
                       (b) above)


                 (c) an amount equal to the sum of (i) the face amount of all Letters of Credit issued by Agent outstanding at such date, PLUS
            (ii) any amounts which Agent and/or Lenders may then be obligated to pay for the account of Borrowers under this Agreement.

     For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which, if granted outside the ordinary course of business as in effect on the Closing Date, may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, all as determined by Agent in the reasonable exercise of its discretion.

            BORROWING BASE CERTIFICATE - as defined in Section 5.2 of this Agreement.

            BUSINESS DAY - shall mean any day that is not a Saturday, a Sunday or a day on which banks, Agent or any Lender are or is required or permitted to be closed in the State of Illinois.

            CAPITAL EXPENDITURES - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year.

            CAPITALIZED LEASE OBLIGATION - any monetary obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

            CASH AND CASH EQUIVALENTS - at any time, any assets of Borrowers which are in the form of, or are readily convertible into money, including without limitation, cash, checks, and other demand negotiable instruments, deposits with any bank or financial institution (whether as demand deposits or time deposits, and whether or not evidenced by certificates of deposit), and readily marketable securities of any type.

            CLOSING DATE - the date on which all of the conditions precedent in
     Section 10 are satisfied and the initial Revolving Credit Loan is made hereunder.

            CODE - the Uniform Commercial Code as adopted and in force in the State of Illinois, as from time to time in effect.

            COLLATERAL - all of the Property and interests in Property described in Section 4 hereof, and all other Property and interest in Property that now or hereafter secure the payment and performance of any of the Obligations.

            COMMERCIAL LETTER OF CREDIT - any Letter of Credit issued by Agent for the benefit of either or both Borrower(s) in accordance with the terms hereof in order to support the purchase of Inventory that will constitute Eligible Inventory upon the consummation of such purchase.

            COMMITMENT TERMINATION DATE - the earliest of (i) April 1, 1997,
     (ii) the date of termination of the commitment to make further Loans pursuant to Section 3.3 or 3.4 hereof, and (iii) the date of termination of the commitment to make further Loans pursuant to Section 11.2 hereof.

            CONSOLIDATED AND CONSOLIDATING - the consolidation and consolidating in accordance with GAAP of the accounts or other items as to which such term applies. In respect to RFI and its financial statements, this shall mean the consolidation and consolidating in accordance with GAAP of the accounts and other items of RFI and its Subsidiaries, including, without limitation, RMI and RISI.

            CURRENT ASSETS - at any date means all of the current assets of a Person that would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

            CURRENT LIABILITIES - at any date means the amount at which all of the current liabilities of a Person which would be properly classified as current liabilities on a balance sheet at such date in accordance with GAAP; PROVIDED, however that, in respect to RFI and Borrowers, the Obligations (to the extent reflected on a balance sheet) shall be treated as a current liability.

            DEFAULT - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

            DEFAULT RATE - as defined in Section 3.1(B) of this Agreement.

            DISTRIBUTION - in respect of any corporation means and includes: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of Securities unless made contemporaneously from net proceeds of the sale of Securities, or made by the exchange of capital stock or warrants or options for the Securities.

            DOMINION ACCOUNT - a special account of Borrowers established or to be established at Agent for the benefit of Agent and the ratable benefit of Lenders pursuant to this Agreement at LaSalle National Bank, and over which, Agent, for its benefit and the ratable benefit of Lenders, shall have sole and exclusive access and control for withdrawal purposes.

            EBITDA - for any period shall mean RFI's Consolidated earnings for such period before interest expense, income tax expense, depreciation and amortization expense and any extraordinary gains or losses for such period.

            ELIGIBLE ACCOUNT - an Account arising in the ordinary course of either Borrower's business from the sale of goods or rendition of services which Agent, in its reasonable credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

                       (i) it arises out of a sale made by either Borrower to a
                 Subsidiary or an Affiliate of either Borrower or to a Person controlled by an Affiliate of either Borrower; or

                       (ii) it is unpaid for more than sixty (60) days in
                 respect to Accounts after the original due date shown on the invoice; or

                       (iii) it arises from service charges or similar charges
                 or is subject to a debit memo(s), to the extent of any such service charges or similar charge or debit memo(s); or

                       (iv) twenty-five percent (25%) or more of the Accounts
                 from the Account Debtor are not deemed Eligible Accounts hereunder; or

                       (v) the total unpaid Accounts of the Account Debtor
                 exceed twenty percent (20%) of the net amount of all Accounts, to the extent of such excess except as otherwise consented to by the Agent in its sole discretion: or

                       (vi) any covenant, representation or warranty contained
                 in this Agreement with respect to such Account has been breached in any material (in respect to the individual Account) respect; or

                       (vii) the Account Debtor has disputed liability with
                 respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to either Borrower, or the Account otherwise is subject to any right of set-off by the Account Debtor, but only to the extent of such contra-account, dispute, claim or asserted right of set-off; or

                       (viii) the Account Debtor has commenced a voluntary case
                 under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

                       (ix) it arises from a sale to an Account Debtor outside
                 the United States, unless the sale is on letter of credit, credit insurance, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable discretion; or

                       (x) it arises from a sale to the Account Debtor on a
                 bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or

                       (xi) Agent believes, in its reasonable judgment, that
                 payment thereof is doubtful or will be delayed by reason of the Account Debtor's financial condition; or

                       (xii) the Account Debtor is the United States of America
                 or any department, agency or instrumentality thereof unless the applicable Borrower assigns its right to payment of such Account to Agent, in form and substance satisfactory to Agent, so as to comply with the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 203 ET SEQ.); or

                       (xiii) the Account Debtor is located in the State of New
                 Jersey unless the applicable Borrower has filed a notice of business activities report with the appropriate officials in such state for the then current year; or

                       (xiv) the Account is subject to a lien other than a
                 Permitted Lien; or

                       (xv) the goods giving rise to such Account have not been
                 shipped or delivered to or have been rejected by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower; and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

                       (xvi) the Account is evidenced by chattel paper or an
                 instrument of any kind, or has been reduced to judgment; or

                       (xvii) the applicable Borrower has made any agreement
                 with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for returns, rebates, cash discounts, volume discounts, performance discounts, co-op advertising discounts, price concession discounts, service charges or credit discounts or allowances and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account or in the Borrowing Certificates, to the extent of such deduction; or

                       (xviii) after the issuance of an invoice evidencing an
                 Account, either Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; or

                       (xix) the Account arises from a retail sale of goods to a
                 Person who is purchasing same primarily for personal, family or household purposes.

                 ELIGIBLE INVENTORY - Inventory of either Borrower which Agent, in the exercise of its reasonable credit Judgment deemed to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless, in Agent's opinion, it (i) is raw materials or finished goods that is, in Agent's reasonable judgment, readily marketable in its current form, (ii) is in good, new and saleable condition, (iii) is not obsolete or unmerchantable, (iv) meets, in all material respects, all standards imposed by any governmental agency or authority, (v) conforms in all material respects to the warranties and representations set forth in Section 6.1 hereof, (vi) is at all times subject to Agent's duly perfected, first priority security interest and no other Lien except a Permitted Lien, and (vii) is situated at a location in the United States and in compliance with
            Section 4.5 hereof and is not in-transit. In addition, Eligible Inventory shall not include any Inventory constituting (i) untitled boat Inventory, (ii) capitalized Inventory costs, (iii) Inventory stored at warehouses or other locations in respect to which Agent has not received, in form and substance reasonably acceptable to it, a bailee letter or landlord waiver, (iv) packaging materials, seasonings and supplies, (v) Inventory delivered to either Borrower on a consignment basis or on a lease arrangement, (vi) bill and hold Inventory, (vii) returned or defective Inventory, or (viii) or work-in-process Inventory. The amount of Eligible Inventory, as of any date, shall be reduced by the aggregate amount of accounts payable or accruals of Borrowers to meat suppliers or other similar suppliers who have or would have on nonpayment, a Lien, under any applicable federal, state or local laws, on any of Borrowers' assets.

                 ENVIRONMENTAL LAWS - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, including, but not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, as amended, the Clean Water Act, the River and Harbor Act, Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Deep-Water Port Act, the Safe Drinking Water Act, the SuperFund Amendments and Reauthorization Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Mineral Lands and Leasing Act, the Surface Mining Control and Reclamation Act, state and federal superlien and environmental clean up programs and laws, and U.S. Department of Transportation regulations.

                 EQUIPMENT - all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description, whether now owned or hereafter acquired by either Borrower and wherever located, and all parts, accessories and special tools therefor and all increases and accessions thereto and substitutions and replacements therefor.

                 ERISA - the Employee Retirement Income Security Act of 1974 as
            amended and all final rules and regulations from time to time promulgated thereunder.

                 EVENT OF DEFAULT - as defined in Section 11.1 of this
            Agreement.

                 EXCESS REVOLVING CREDIT LOAN AVAILABILITY - as of any date, the amount, if any, by which the Borrowing Base exceeds the aggregate outstanding principal balance of the Revolving Credit Loans.

                 FEDERAL FUNDS RATE - for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Date next succeeding such day, provided, that
            (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

                 GAAP - generally accepted accounting principles in the United
            States of America.

                 GENERAL INTANGIBLES - all general intangibles of Borrowers, whether now owned or hereafter created or acquired by either Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, deposit accounts, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to either Borrower to secure payment of any of the Accounts by an Account Debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Accounts).

                 GUARANTY AGREEMENT - that certain Guaranty Agreement of even date herewith executed by RFI for the benefit of Agent and Lenders, as the same may be modified, amended or supplemented from time to time.

                 HAZARDOUS SUBSTANCE - the meaning given such term in 42 USC
            Section 9601(14), 42 USC Section 9601(33) and 42 USC Section 6991(8) or any state or local counterpart Environmental Law.

                 INDEBTEDNESS - as applied to a Person means, without
            duplication (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations, (ii) all obligations of other Persons which such Person has guaranteed, (iii) reimbursement obligations in connection with letters of credit issued for the benefit of such Person and (iv) in the case of Borrowers (without duplication), the Obligations.

                 INTEREST COVERAGE RATIO - with respect to any period, the ratio of RFI's Consolidated Operating Income for such period to the sum of RFI's Consolidated interest expense for such period.

                 INTEREST RATE REDUCTION CONDITIONS - (i) EBITDA for the twelve month period ending on the last day of the most recently ended fiscal quarter must equal or exceed Eight Million Dollars ($8,000,000); (ii) the ratio, as of the most recently ended fiscal quarter, of (x) the sum of RFI's Consolidated Indebtedness plus the aggregate balance of all outstanding Letters of Credit to (y) Tangible Net Worth must be less than 2.0 to 1; and (iii) the amount of Excess Revolving Credit Loan Availability for each day within the most recently ended fiscal quarter must have equalled or exceeded Five Million Dollars ($5,000,000).

                 INVENTORY - all of Borrowers' inventory, whether now owned or hereafter acquired by either Borrower, including, but not limited to, all goods intended for sale or lease by either Borrower, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in either Borrower's business; and all documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by either Borrower.

                 LASALLE - as defined in the first paragraph of this Agreement.

                 LEGAL REQUIREMENT - any requirement imposed upon any Lender by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

                 LETTER OF CREDIT - a standby or commercial letter of credit at any time issued by Agent for the account of either Borrower.

                 LIEN - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien", when used in respect to real Property, shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, Borrowers shall be deemed to be the owner of any Property which either of them has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

           LOAN ACCOUNT - the loan account established on the books of Agent pursuant to Section 2.5 hereof.

           LOAN DOCUMENTS - this Agreement, the Other Agreements and the Security Documents.

           LOANS - all loans and advances made by Lenders pursuant to this Agreement, including, without limitation, all Revolving Credit Loans and each payment made by Agent or Lender pursuant to a Letter of Credit.

           MAXIMUM REVOLVING CREDIT LOAN - Twenty-Five Million Dollars ($25,000,000).

           MULTIEMPLOVER PLAN - has the meaning set forth in Section 4001(a)(3) of ERISA.

           NET WORTH - as of any date of determination thereof, (i) the Consolidated aggregate amount of all assets of RFI and its Subsidiaries (including, without limitation, PMI and RISI) as may be properly classified as such, LESS (ii) the Consolidated aggregate amount of all liabilities of RFI and its Subsidiaries (including, without limitation, RMI and RISI), all as determined in accordance with GAAP.

           NEW MORTGAGES - as defined in Section 4.2 hereof.

           NOTE(S) - the Revolving Credit Notes.

           NOTICE OF REVOLVING LOAN REQUEST - as defined in Section 2.1(A) hereof.

           OBLIGATIONS - all Loans and all other advances, letter of credit reimbursement obligations, and/or any debts, liabilities, obligations, covenants and duties owing, arising, due or payable from Borrowers to Agent and/or any Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or any of the other Loan Documents or under any interest rate protection agreements or products with any Lender (including those acquired by assignment pursuant to the terms hereof), whether absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorney's fees and any other sums chargeable to Borrowers under any of the Loan Documents.

           OSHA - the Occupational Safety and Health Act and all rules and regulations from time to time promulgated thereunder.

           OPERATING INCOME - for any period shall mean RFI's Consolidated income from continuing operations plus interest expense (to the extent already deducted in calculating income from continuing operations), and depreciation and amortization expense for such period before taxes or provisions for taxes.

           OTHER AGREEMENTS - any and all agreements, instruments and documents (other than this Agreement and the Security Documents), heretofore, now or hereafter executed by Borrowers or either one of them and delivered to Agent and/or Lenders in respect to the transactions contemplated by this Agreement, including, without limitation, the Revolving Credit Notes.

           PARTICIPATING LENDER - each Person who shall be granted the right by any Lender to participate in any of the Loans described in this Agreement and who shall have entered into an Assignment and Acceptance Agreement in the Form of EXBIBIT U hereto.

           PATENT ASSIGNMENT - the Patent and License Security Agreement to be executed by Borrowers on the Closing Date in favor of Agent, for its benefit and the ratable benefit of Lenders, and by which Borrowers shall assign to Agent, for its benefit and the ratable benefit of Lenders, and grant to Agent, for its benefit and the ratable benefit of Lenders, a security interest in, as security for the Obligations all of Borrowers' right, title and interest in and to all of its patents.

           PERMITTED INVESTMENTS - the investments described in clauses (i) through (viii) of the definition of Restricted Investment.

           PERMITTED LIENS - any Lien of a kind specified in subparagraphs (i) through (x) of Section 9.2(H) of this Agreement.

           PERMITTED PURCHASE MONEY INDEBTEDNESS - Purchase Money Indebtedness of Borrowers incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Purchase Money Indebtedness and Capitalized Lease Obligations of Borrowers at the time out-standing, does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00). For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

           PERSON - an individual, partnership, corporation, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

           PLAN - an employee benefit plan now or hereafter maintained for employees of Borrowers to which Title IV of ERISA applies.

           PRIME RATE - a fluctuating interest rate per annum (calculated on the basis of actual days elapses over a 360 day year) as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) the rate of interest announced publicly by LaSalle in Chicago, Illinois from time to time as its prime rate for U.S. dollar loans, (which is not necessarily LaSalle's lowest or most favorable rate of interest at any one time), such rate to change when and as such announced rate changes and (b) one-quarter percentage point (1/4%) above the Federal Funds Rate.

           PROHIBITED TRANSACTION - any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

           PROJECTIONS - RFI's forecasted Consolidating and Consolidated (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) capitalization statements, all prepared on a consistent basis with RFI's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

           PROPERTY - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

           PURCHASE MONEY INDEBTEDNESS - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

           PURCHASE MONEY LIEN - a Lien upon fixed assets which secure Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the

    Purchase Money Indebtedness secured by such Lien plus any down payment or initial payment.

           RELEASE - as defined in 42 USC Section 9601 (22).

           RENTALS - as defined in Section 9.2(W) of this Agreement.

           REPORTABLE EVENT - any of the events set forth in Section 4043(b) of ERISA, as to which the requirement of PBGC notice has not been waived by regulations.

           REQUIRED LENDERS - as of any date, the holders of Notes evidencing at least fifty-one percent (51%) of the aggregate principal amount of the Notes.

           RESTRICTED INVESTMENT - any investment in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following: (i) investments in one or more Subsidiaries of either Borrower; (ii) Property to be used in the ordinary course of business; (iii) current assets arising from the sale of goods and services in the ordinary course of business of either Borrower and its Subsidiaries; (iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof, (v) investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $500,000,000 (a "Qualified Bank"); (vi) investments in commercial paper given the highest or second highest rating by a national credit rating agency and maturing not more than two hundred seventy (270) days from the date of creation thereof; (vii) money market instruments with maturities not greater than 90 days at a Qualified Bank; and (viii) loans to employees which in the aggregate do not exceed $100,000.

           REVOLVING CREDIT LOAN - a Loan made by Lenders as provided in Section
    2.1 of this Agreement.

           REVOLVING CREDIT LOAN UNUSED LINE FEE - shall have the meaning contained in Section 3.1(C).

           REVOLVING CREDIT NOTES - the Revolving Credit Notes to be executed by Borrowers on or prior to the Closing Date in favor of Lenders to evidence the Revolving Credit Loans, which shall be in the form of EXHIBIT A attached hereto.

           REVOLVING CREDIT LOAN COMMITMENT - as defined in Section 2.1(A) hereof.

           REVOLVING CREDIT PERCENTAGE - as defined in Section 2.1(A) hereof.

           RFI - Rymer Foods, Inc., a Delaware corporation which owns all of the issued and outstanding capital stock of RMI.

           SECURITY - shall have the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

           SECURITY DOCUMENTS - each New Mortgage, the Patent Assignment, the Trademark Assignment and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

           SENIOR NOTE INDENTURE - that certain 11% Senior Note Indenture between RFI and Continental Stock Transfer & Trust Company as Trustee dated as of April 7, 1993, as amended from time to time.

           SENIOR NOTES - those certain 11% Senior Notes due 2000, issued by RFI under the Senior Note Indenture.

           SOLVENT - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures in the normal course and
    (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

           STANDBY LETTER OF CREDIT - any Letter of Credit which is not a Commercial Letter of Credit.

           STATUTORY RESERVES - a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board and any other banking authority to which Agent or any Lender is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board or any successor thereto). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

           SUBORDINATED DEBT - Indebtedness of either Borrower that is subordinated to the Obligations, pursuant to terms reasonably satisfactory to the Required Lenders.

           SUBSIDIARY - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

           TANGIBLE NET WORTH - as of any date, Net Worth PLUS (i) the outstanding principal balance of the Senior Notes MINUS (ii) any surplus resulting from any write-up of assets subsequent to January 28, 1995; MINUS
    (iii) deferred assets, including prepaid insurance and prepaid taxes; MINUS
    (iv) the book value of patents, copyrights, trademarks, trade names, non-compete agreements, franchises and other similar intangibles; MINUS (v) goodwill including any amounts, however designated on a Consolidated balance sheet of RFI and/or its Subsidiaries (including, without limitation, RMI and RISI), representing the excess of the purchase price paid for assets or stock over the value assigned thereto on the books of such RFI or such Subsidiary; MINUS (vi) Restricted Investments; MINUS (vii) unamortized debt discount and expense; MINUS (viii) assets located and notes and receivables due from obligors outside of the United States of America; and MINUS (ix) to the extent not included in Clause (vi), Accounts, notes and other receivables due from Affiliates or employees in excess of $100,000 in the aggregate.

           TAX - any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required by any Legal Requirement (i) to be paid by any Lender and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by Borrowers to any Lender; PROVIDED, that the term "Tax" shall not include any taxes imposed upon the net income of any Lender.

           TERM - as defined in Section 3.3 of this Agreement.

           TRADEMARK ASSIGNMENT - the Trademark and License Security Agreement to be executed by Borrowers on or about the Closing Date in favor of Agent, for its benefit and the ratable benefit of Lenders, and by which Borrowers shall assign to Agent for its benefit and the ratable benefit of Lenders, and grant to Agent, for its benefit and the ratable benefit of Lenders, a security interest in, as security for the Obligations all of Borrowers' right, title and interest in and to all of its trademarks.

           VOTING STOCK - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

           WORKING CAPITAL - as of any date, RFI's Consolidated Current Assets MINUS RFI's Consolidated Current Liabilities.

    1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial data pursuant to the Agreement shall be prepared in accordance with such principles.

    1.3 OTHER TERMS. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

    1.4 CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents, shall include any and all modifications thereto and any and all extensions or renewals thereof. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

SECTION 2. CREDIT FACILITY

    Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders severally agree to make a total credit facility of up to Twenty-Five Million Dollars ($25,000,000) available upon Borrowers' request therefor, as follows:

    2.1    REVOLVING CREDIT LOANS.

            (A) The aggregate amount of the Revolving Credit Loans to be made by each Lender (such Lender's "Revolving Credit Loan Commitment"), pursuant to the terms hereof, shall be the amount set below such Lender's name on the signature pages hereof. The aggregate principal amount of the Revolving Credit Loan Commitments is Twenty-Five Million Dollars ($25,000,000). The percentage equal to the quotient of (x) each Lender's Revolving Credit Loan Commitment, divided by (y) the aggregate of all Revolving Credit Loan Commitments, is that Lender's "Revolving Credit Percentage". Subject to all of the terms and conditions of this Agreement, each Lender agrees, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrowers from time to time, as requested by Borrowers in accordance with the terms of Section 2.2 hereof, up to a maximum principal amount at any time outstanding equal to the product of (A) the Borrowing Base at such time, multiplied by (B) such Lender's Revolving Credit Percentage. It is expressly understood and agreed that Agent and Lenders may use the Borrowing Base as a maximum ceiling on Revolving Credit Loans outstanding to Borrower at any time. If the unpaid balance of the Revolving Credit Loans should exceed the ceiling so determined or any other limitation set forth in this Agreement, such Revolving Credit Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all the benefits thereof. In no event shall Lenders be required to make a Loan at any time that there exists a Default or an Event of Default. Notwithstanding the foregoing provisions of this Section 2.1(A), Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall, in the reasonable exercise of its reasonable judgment, deem necessary or appropriate, against the amount of Revolving Credit Loans which Borrowers may otherwise request under this Section 2.1(A), including, without limitation, with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrowers' business; (ii) shrinkage, spoilage and obsolescence of Inventory;
(iii) slow moving Inventory; (iv) other sums chargeable against Borrowers' Loan Account as Revolving Credit Loans under any section of this Agreement; and (v) such other matters, events, conditions or contingencies as to which Agent, in the commercially reasonable exercise of its credit judgment, determines reserves should be established from time to time hereunder. Each Revolving Credit Loan shall be made on notice, given not later than 11:00 a.m. (Chicago time) on the Business Day of the proposed Revolving Credit Loan, by Borrowers to Agent, which shall give to each Lender prompt written notice thereof. Each such notice to be given by Borrowers (a "Notice of Revolving Credit Loan") shall be in writing (or by telephonic communication confirmed by telex. telecopy or other facsimile transmission on the same day as the telephone request), in substantially the form of EXHIBIT B attached hereto and incorporated herein, addressed to the account executive of Agent in charge of Borrowers' account, specifying therein the requested date and amount of such Revolving Credit Loan. Each Lender shall, not later than 1:00 p.m. (Chicago time) on each requested date, wire to a bank designated by Agent the amount of that Lender's Revolving Credit Percentage of the requested Revolving Credit Loan. Agent shall, before 2:30 P.M. (Chicago time) on the date of the proposed Revolving Credit Loan, upon fulfillment of the applicable conditions set forth in Section 8.2 wire to a bank designated by Borrowers and reasonably acceptable to Agent or credit Borrowers' operating amount held with the Agent, the amount of such Revolving Credit Loan to the extent received from the Lenders. The failure of any Lender to make the Revolving Credit Loan to be made by it shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Loan. Neither Agent nor any Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender, who shall be liable to Borrowers for such failure. The foregoing notwithstanding, Agent in its sole discretion, may from its own funds, make a Revolving Credit Loan on behalf of any Lender hereto. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of Revolving Credit Loan so made on its behalf, on a weekly (or more frequent basis as determined by Agent, in its sole discretion) basis and the entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which said Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent. If such amount is made available by such Lender to the Agent on a date after the date of such credit extension, such Lender shall pay to the Agent on demand interest on such amount at the Federal Funds Rate for the number of days from the date of such credit extension to the date on which such amount becomes immediately available to the Agent, together with such other compensatory amounts as may be required to be paid by such Lender to the Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking on the Clearinghouse Compensation Committee, as the case may be, as in effect from time to time.

    If at any time one or more Lenders refuse or fail to make a requested Revolving Credit Loan when all conditions to a Revolving Credit Loan have been satisfied or waived, then Agent may, at its option, but shall have no obligation whatsoever to, purchase all, but not less than all, of the Revolving Credit Notes held by the Lender(s) who so fail or refuse, and to assume such Lender's commitments to make Revolving Credit Loans and each such Lender shall be obligated to sell and transfer such Revolving Credit Notes to Agent for a price in cash equal to the principal balance outstanding plus all accrued but unpaid interest thereon plus all accrued fees due any such Lender under the terms hereof, and the foregoing provisions of this Section will be applicable to Agent with respect to the Revolving Credit Notes so purchased by it. Any such purchase, however, shall not relieve any such Lender from any breach of contract claims available to Agent and/or Borrowers against such Lender as a result of its failure to make any such Revolving Credit Loan.

            (B) The Revolving Credit Loans shall be evidenced by promissory notes to be executed and delivered by Borrowers at the time of the initial Revolving Credit Loan, the form of which is attached hereto and made a part hereof as EXHIBIT A. Each Revolving Credit Note shall be payable to the order of Lender and shall represent the obligation of Borrowers to pay the amount of such Lender's Revolving Credit Loan Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender to Borrowers with interest thereon as prescribed in Section 3.1.

            (C) The Revolving Credit Loans shall be used for the satisfaction of existing Indebtedness for Borrowed Money of Borrowers, for Borrowers' general operating capital needs and for other general corporate purposes to the extent not inconsistent with the provisions of this Agreement.

    2.2 MANNER OF BORROWING REVOLVING CREDIT LOANS. Borrowings under the credit facility established pursuant to Section 2.1 hereof shall be as follows:

            (A) A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrowers may give Agent notice of their intention to borrow in accordance with the provisions contained in Section 2.1 hereof; (ii) the becoming due of any amount required to be paid under this Agreement as interest shall be, at the Agent's discretion, a request for a Revolving Credit Loan on the due date in the amount required to pay such interest; and (iii) the becoming due of any other Obligations shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount then so due;

            (B) Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to this Section 2.2 as follows: (i) the proceeds of each Revolving Credit Loan requested under

Section 2.2(A)(i) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial Revolving Credit Loan, in accordance with the terms of the written disbursement letter from Borrowers, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Agent from time to time; and (ii) the proceeds of each Revolving Credit Loan requested under Section 2.2(A)(ii) or (iii) shall be disbursed by Agent by way of direct payment of the relevant Obligation.

    2.3 LETTERS OF CREDIT. (A) Subject to all of the terms and conditions of this Agreement, if requested to do so by Borrowers, Agent shall, on behalf of Lenders, issue its Letters of Credit for the account of Borrowers; PROVIDED that the aggregate face amount of all Letters of Credit outstanding at any time shall not exceed Seven Million Dollars ($7,000,000) and no Letter of Credit may have an expiration date that is later than the earlier of one year after the issuance date or the last day of the Term, unless Borrowers provide Agent with cash collateral for said Letter of Credit, in a manner and amount acceptable to Agent. Any amounts paid by Agent in connection with any Letter of Credit (i) shall become part of the Obligations (ii) shall be paid from the proceeds of a Revolving Credit Loan requested pursuant to Section 2.1(A) above, to the extent Lenders are required to make a Revolving Credit Loans pursuant to the terms hereof, and (iii) otherwise, shall be payable on demand. In no event shall Agent, or Lenders be required to issue or cause to be issued Letters of Credit at any time there exists a Default or an Event of Default.

            (B) Immediately upon the issuance of each Letter of Credit by Agent, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased from the Agent an undivided interest and participation in and to such Letter of Credit, the obligations of Borrowers in respect thereof and the liability of the Agent thereunder in an amount equal to the amount available for drawing under such Letter of Credit, multiplied by such Lender's Revolving Credit Percentage. The Agent will notify each Lender promptly upon presentation to it of a draw under a Letter of Credit. On or before the Business Day on which the Agent makes payment under a Letter of Credit, each Lender shall make payment to the Agent in immediately available funds of an amount equal to such Lender's pro rata share of the amount of such payment. The obligation of each Lender to reimburse the Agent under this Section 2.3(B) shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.3(B), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; PROVIDED, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Agent for such amount in accordance with this Section 2.3(B).

            (C) Borrowers agree to unconditionally, irrevocably and absolutely pay immediately to the Agent, for the account of the Lenders, the amount drawn under a Letter of Credit. If Borrowers at any time fails to make such payment, Borrowers shall be deemed to have elected to borrow from the Lenders on such date Revolving Credit Loans equal in aggregate amount to the amount paid by Agent under such Letter of Credit.

    2.4 ALL LOANS TO CONSTITUTE ONE OBLIGATION. The Loans shall constitute one general Obligation of Borrowers, and shall be secured by Agent's security interest in and Lien upon all of the Collateral for Agent's benefit and the ratable benefit of all Lenders, and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by Borrowers to Agent for its benefit and the ratable benefit of Lenders.

    2.5 LOAN ACCOUNT. Agent shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account as credits all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Agent, for its own or Lenders' benefit, and may record therein, in accordance with customary accounting practice, other debits and credits, including all charges and expenses properly chargeable to Borrowers and any other Obligation.

SECTION 3. INTEREST, FEES, TERM AND REPAYMENT

    3.1    INTEREST, FEES AND CHARGES.

            (A) INTEREST. Interest shall accrue on the Loans outstanding at the end of each day (computed on the basis of a calendar year of 360 days) at a fluctuating rate per annum equal to the sum of the Applicable Prime Margin, as in effect from time to time, PLUS the Prime Rate. After the date hereof, the foregoing rate of interest shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Prime Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Prime Rate becomes effective. The Prime Rate in effect on the date hereof shall be the Prime Rate effective on the opening of business on the date hereof, but if this Agreement is executed on a day that is not a Business Day, the Prime Rate in effect on the date hereof shall be the Prime Rate effective as of the opening of business on the last Business Day immediately preceding the date hereof.

            (B) DEFAULT RATE OF INTEREST. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to two percent (2%) above the interest rate otherwise applicable thereto (the "Default Rate").

            (C) REVOLVING CREDIT LOAN UNUSED LINE FEE. Borrowers shall pay to Agent on behalf of Lenders a fee ("Revolving Credit Loan Unused Line Fee") equal to one quarter of one percent (1/4%) per annum (calculated daily on the basis of a 360-day year) of the amount by which Twenty-Five Million Dollars ($25,000,000) exceeds the sum of the outstanding principal balance of the Revolving Credit Loans, plus the outstanding balance of Letters of Credit. The Revolving Credit Loan Unused Line Fee shall be payable quarterly in arrears on the first day of each calendar quarter hereafter, and on the Commitment Termination Date.

            (D) CAPITAL ADEQUACY CHARGE. In the event that any Lender or any Participating Lender shall have determined that the adoption (effected after the date hereof) of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by any Lender or any Participating Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on such Lender's or Participating Lender capital as a consequence of its obligations hereunder to a level below that which such Lender or Participating Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such Participating Lender's policies with respect to capital adequacy) by an amount deemed by such Lender or Participating Lender, in its reasonable discretion, to be material, then from time to time, after submission by such Lender or Participating Lender to Borrowers of a written demand therefor, which demand shall be made within sixty (60) days of such reduction, Borrowers shall pay to such Lender or Participating Lender such additional amount or amounts as will compensate such Lender or Participating Lender for such reduction. A certificate of such Lender or Participating Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to such Lender or Participating Lender, and the method by which such amounts were determined. In determining such amount, such Lender or Participating Lender may use any reasonable averaging and attribution methods. Each Lender, Participating Lender and Agent agrees to allocate any such cost increase among its similarly situated customers in good faith and on an equitable basis.

            (E) MAXIMUM INTEREST. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination deem applicable hereto. In the event that such a court determines that Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law, and Lenders shall promptly refund to Borrowers any interest received by Lenders in excess of the maximum lawful rate or, if so requested by Borrowers, shall apply such excess to the principal balance of the Obligations. It is the intent hereof that Borrowers not pay or contract to pay, and that Lenders not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under applicable law.

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
            (F) FIELD AUDIT FEES. Borrowers shall reimburse Agent for any reasonable expense incurred by representative of Agent in connection with field audits conducted in accordance with the terms hereof.

            (G) APPRAISAL FEES. Borrowers shall reimburse Agent for all reasonable expenses incurred by Agent in connection with the appraisals of any personal or real Property of Borrowers, which appraisals may be conducted every two years within the Term hereof

    3.2 LETTER OF CREDIT FEES. (A) As additional consideration for issuing or causing to be issued, Letters of Credit for Borrowers' account, at either Borrower's request pursuant to Section 2.2 hereof, Borrowers agree to pay fees in respect to each Letter of Credit. Said fees shall be payable on the date which such Letter of Credit is issued and shall be in an amount equal to one percent (1%) of the amount of each Standby Letter of Credit multiplied by a fraction, the numerator of which is the number of days in the term of the applicable Standby Letter of Credit and the denominator of which is 360, or one-sixth of one percent (1/6%) of the amount of each Commercial Letter of Credit. In the event a Letter of Credit is renewed or extended a fee calculated in the manner provided above shall be payable for any such renewal or extended period. Agent shall deduct from any such fee paid by Borrowers its unreimbursed cost and expenses incurred in connection with any such Letter of Credit, and then remit the remainder to Lenders, PRO RATA, in accordance with their Revolving Credit Loan Percentages.

            (B) In addition to the fees payable pursuant to Section 3.2(A) above, Borrowers shall pay and/or reimburse Agent all fees and charges paid by Agent on account of any Letter of Credit, and Borrowers shall pay to Agent its usual and customary charges in respect to the issuance, or renewal, of Letters of Credit.

    3.3 TERM OF AGREEMENT. Subject to Lenders' right to cease making Loans to Borrowers at any time upon or after the occurrence and during the continuance of any Default or Event of Default this Agreement shall be in effect for a period from the date hereof, through and including April 1, 1997 (the "Original Term"), and this Agreement shall automatically renew itself for one (1) year periods thereafter (the "Renewal Terms" and together with the Original Term the "Term"), unless at least ninety (90) days prior to the end of the Original Term, or if applicable, the then current Renewal Term, either Borrower or Required Lenders notify the other party that they have elected to terminate this Agreement in accordance with Section 3.4.

    3.4    TERMINATION.

            (A) In addition to its termination rights under Section 3.3, Borrowers may, upon at least ninety (90) days prior written notice to Agent, at their option, terminate this Agreement. No termination of this Agreement, whether pursuant to Section 3.3 or 3.4, shall be effective, however, until Borrowers have paid all of the Obligations in immediately available funds and all Letters of Credit issued by Agent have expired or Borrowers have provided substitute or replacement Letters of Credit, or cash collateral as provided in Section 3.4(C) below, in amounts satisfactory to Agent.

            (B) All of the Obligations shall be due and payable upon any termination of this Agreement, including, without limitation, any earned but unpaid fees. Except as otherwise expressly provided for in this Agreement or the other Loan Documents, no termination or cancellation (regardless of cause or procedure) of this Agreement, or any of the other Loan Documents shall in any way affect or impair the rights, powers or privileges of Borrowers, Agent or Lenders or the obligations, duties, or liabilities of Borrowers or Agent or Lenders in any way relating to (i) any transaction or event occurring prior to such termination or cancellation or (ii) any of the undertakings, agreements, covenants, warranties or representations of Borrowers, Agent or Lenders contained in this Agreement, or any of the other Loan Documents. All such undertakings, agreements, covenants, warranties and representations of Borrowers, Agent or Lenders shall survive such termination or cancellation and Agent, for its benefit and the ratable benefit of Lenders, shall retain all of its rights and remedies under this Agreement and the other Loan Documents notwithstanding such termination or cancellation, and Agent, for its benefit and the ratable benefit of Lenders, shall retain its Liens in the Collateral until Borrowers have paid the Obligations to Agent and Lenders, in full, in immediately available funds. Notwithstanding the payment in full of the Obligations, Agent and Lender shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Agent or Lender may incur as a result of dishonored checks or other items of payment received by Agent or any Lender from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a customary indemnity and release agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such loss or damage; or
(ii) have retained such monetary reserves and/or Liens on cash collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and Lender from any such loss or damage.

            (C) With respect to the face amount of all Letters of Credit issued by Agent outstanding on any proposed date of termination, Borrowers may provide replacement or substitute Letters of Credit and, if Borrowers do not, Agent or any Lender may require Borrowers to deposit with Agent funds equal to such face amount, in order for any such termination to become effective. Any such deposit or advance shall be held by Agent as a reserve to fund future drawings against such Letters of Credit. At such time as all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or to the extent all Obligations have been indefeasibly paid in full, returned to Borrowers. Agent shall not have any obligation to invest such funds deposited with it in an interest bearing account and interest and earnings thereon, if any, shall be property of Agent.

            (D) It is understood that Borrowers may elect to terminate this Agreement in its entirety only; no section or lending facility may be terminated singly.

    3.5 PAYMENTS. Except where evidenced by notes or other instruments issued or made by Borrowers to Lenders specifically containing payment provisions which are in conflict with this Section 3.5 (in which event the conflicting provisions of said notes or other instruments shall govern and control), that portion of the Obligations consisting of:

            (A) Principal, payable on account of Revolving Credit Loans made by Lenders to Borrowers pursuant to Section 2.1 of this Agreement, shall be payable by Borrowers to Agent, on behalf of Lenders, immediately upon the earliest of
(i) the receipt by Agent or any Lenders or Borrowers (after the occurrence and during the continuation of an Event of Default) of any proceeds of any of the Collateral consisting of Accounts or Inventory, to the extent of said proceeds,
(ii) the occurrence of an Event of Default in consequence of which Required Lenders elect to accelerate the maturity and payment of the Obligations, and
(iii) termination of this Agreement pursuant to Section 3.3 or Section 3.4 hereof; PROVIDED, HOWEVER, that if the principal balance of Revolving Credit Loans outstanding at any time shall exceed the Borrowing Base at such time, Borrowers shall, on demand, repay the Revolving Credit Loans in an amount sufficient to reduce the aggregate unpaid principal amount of such Revolving Credit Loans by an amount equal to such excess;

            (B)  Interest accrued on the Loans, shall be due on the earliest of
(i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in the consequence of which Required Lenders elect to and do accelerate the maturity and payment of the Obligations or (iii) termination of this Agreement pursuant to Section 3.3 or Section 3.4 hereof; PROVIDED, HOWEVER, the Borrowers hereby irrevocably authorize Lenders, in Agent's sole discretion, to advance to Borrowers and to charge to Borrowers' Loan Account hereunder as a Revolving Credit Loan, a sum sufficient each month to pay all interest accrued on the Loans, during the immediately preceding month.

            (C) Costs, fees and expenses payable pursuant to this Agreement shall be payable by Borrowers, on demand, to Agent or to any other Person designated by Agent in writing; and

            (D) The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Lenders and/or Agent as and when provided in this Agreement, the Other Agreements or the Security Documents, or if no such specific payment provision is so provided, then on demand.

    3.6 APPLICATION OF PAYMENTS AND COLLECTIONS. If there has not occurred an Event of Default which is continuing, all payments and collections shall be applied against the Obligations, which are due and payable at the time of payment and/or collections, (i) as provided herein or (ii) if no specific provision therefor is contained herein, then as directed by Borrowers. After the occurrence and during the continuation of an Event of Default, (i) Borrowers irrevocably waive the right to direct the application of any and all payments and collections at any time or times thereafter received by Agent or any Lender from or on behalf of Borrowers, and (ii) Borrowers do hereby irrevocably agree that Agent or any Lender shall have the continuing exclusive right to apply and, after the occurrence of an Event of Default which has not been cured, reapply any and all such payments and collections received at any time or times thereafter by Agent or any Lender against the Obligations, in such manner as Agent or Required Lenders may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records. Borrowers may prepay Obligations without penalty or premium, so long as no Event of Default exists. If as the result of collections of Accounts as authorized by Section 5.4 hereof a credit balance exists in the Loan Account, such credit balance shall be paid to Borrowers as long as no Default or Event of Default exists. After the occurrence and during the continuation of an Event of Default; all payments and collections shall be applied against the Obligations as follows:

           FIRST, to Agent and/or Lenders in an amount sufficient to pay in full the reasonable expenses of Agent or Lenders in connection with the enforcement of this Agreement, the Security Documents or the other Loan Documents or the preservation of the Collateral, including all expenses, liabilities and advances incurred or made by Agent and/or Lenders in connection therewith, including, without limitation, reasonable attorney's fees;

           SECOND, to Lenders in an amount equal to the then unpaid principal of and accrued interest and prepayment premiums, if any, on the Obligations and to Agent to fund any deposits required to be paid to Agent in accordance with Section 11.3(F);

           THIRD, to Lenders in an amount equal to any other Obligations which are then unpaid; and

           FINALLY, upon payment in full of all of the Obligations, to pay to Borrowers, or their representatives or if a court of competent jurisdiction has jurisdiction over Borrowers, as such court may direct, any surplus then remaining from such payments and collections.

    Upon receipt from Borrowers of good funds, Agent will, subject to the foregoing, promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or, if applicable, fees ratably to Lenders based upon each Lender's respective Revolving Loan Percentage.

    3.7 SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Loan made by it in excess of its ratable share of payments on account of the Revolving Credit Loan made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in the Revolving Credit Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.7 may, upon demonstrating to the reasonable satisfaction of Borrowers such participation in the Revolving Credit Loans, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers or either one of them in the amount of such participation.

    3.8 STATEMENTS OF ACCOUNT. Agent will account to Borrowers monthly with a statement of Loans, charges and payments made pursuant to this Agreement, a copy of which shall be sent to each Lender and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrowers unless Agent is notified by Borrowers in writing to the contrary within thirty (30) days after the date each account is mailed to Borrowers. Such notice shall only be deemed an objection to those items specifically objected to therein.

SECTION 4. COLLATERAL: GENERAL TERMS

    4.1 SECURITY INTEREST IN COLLATERAL. To secure the prompt payment and performance to Agent and Lenders of the Obligations, Borrowers hereby grant to Agent, for its benefit and this ratable benefit of Lenders, a continuing security interest in and Lien upon the following Property of each Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

            (A)  Accounts;

            (B)  Inventory;

            (C)  Equipment;

            (D)  General Intangibles;

            (E) All monies and other Property of any kind, now or at any time or times hereafter, in the possession or under the control of Agent or any Lender or a bailee of Agent or any Lender;

            (F) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (A), (B), (C), (D) and (E) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral;

            (G) All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of Borrowers pertaining to any of (A), (B), (C), (D), (E) or (F) above.

    Notwithstanding the foregoing, Collateral shall not include (1) any licenses or permits the encumbrance of which would violate any law, statute or regulation; or (2) any contract rights (including, without limitation, any contracts or leases), the encumbrance of which would violate the terms of the agreements establishing such rights: PROVIDED that Borrowers shall use reasonable good faith efforts to obtain any necessary consent to enable any such contract right to be included within the Collateral.

    4.2 LIEN ON REALTY HEREAFTER ACQUIRED. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgage. If either Borrower shall acquire at any time or times hereafter any interest in other real Property (other than leasehold interests in sales offices), such Borrower agrees promptly to execute and deliver to Agent, for its benefit and the ratable benefit of Lenders, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments satisfactory in form and substance to Agent, and its counsel (herein collectively referred to as "New Mortgages") covering such real Property. Each New Mortgage shall be duly recorded in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. In respect to each New Mortgage, the applicable Borrower shall deliver to Agent, at such Borrower's expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Agent, for its benefit and the ratable benefit of Lenders, insuring Agent, for its benefit and the ratable benefit of Lenders, as mortgagee; such policies shall be in form and substance satisfactory to Agent and shall insure a valid first Lien in favor of Agent, for its benefit and the ratable benefit of Lenders, on the Property covered thereby, subject only to those exceptions acceptable to Agent and its counsel. Said policies shall be in form and substance satisfactory to Agent. Such Borrower shall also deliver to Agent such other documents, including, without limitation, ALTA Surveys of the real Property, as Agent and its counsel may reasonably request relating to the real Property subject to any such New Mortgage.

    4.3 REPRESENTATIONS, WARRANTIES AND COVENANTS -- COLLATERAL. To induce Agent and Lenders to enter into this Agreement, Borrowers represent, warrant, and covenant to Agent and Lenders:

            (A) The Collateral is now, and so long as any of the Obligations are outstanding, prior to any sale, disposition or condemnation permitted by the terms hereof, will continue to be, owned solely by Borrowers. No other Person has or will have any right, title, interest, claim or Lien thereon, other than Permitted Liens.

            (B) Except as specifically consented to in writing by Required Lenders and except for the Permitted Liens, the Liens granted to Agent, for its benefit and the ratable benefit of Lenders, shall be first and prior on the Collateral and as to the Accounts and proceeds, including insurance proceeds, resulting from the sale, disposition, or loss thereof. To the knowledge of Borrowers, no further action need be taken in respect to Collateral located in the United States or Canada to perfect the Liens granted in the Collateral to Agent, for its benefit and the ratable benefit of Lenders, other than the filing of financing statements or continuation statements under the Code or other applicable law, continued possession by Agent or Lenders of that portion of the Collateral constituting instruments or documents, the processing of Lien notations on motor vehicle title certificates and the recording of any Mortgage or New Mortgage.

            (C) Collateral evidenced by chattel paper, documents, or instruments, the possession of which has been given to Agent, is owned by Borrowers and the same is free and clear of any prior Lien, except for Permitted Liens. Borrowers further warrant the value, quantities, sound condition, grades, and qualities of the goods and services described therein. Borrowers shall pay and discharge when due all taxes, levies, and other charges upon said Collateral and upon the goods evidenced by any documents constituting Collateral and shall defend Agent and Lenders against and save them harmless from all claims of any Person with respect to the Collateral. This indemnity shall include reasonable attorneys' fees and legal expenses.

    4.4 LIEN PERFECTION. Borrowers agree to execute the UCC-1 financing statements provided for by the Code or otherwise together with any and all other instruments, assignments or documents and shall take such other action as may be required to perfect or to continue the perfection of Agent's security interest in the Collateral, including, without limitation, the execution at Agent's request of all documents deemed necessary by Agent to cause Agent's Lien to be noted on any motor vehicle title certificates for motor vehicles forming a part of the Collateral. Unless prohibited by applicable law, Borrowers hereby authorize Agent to execute and file any such financing statement on Borrowers' behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

    4.5 LOCATION OF COLLATERAL. All Collateral, other than Inventory in transit motor vehicles, or Collateral in the possession of Agent or Lenders, will at all times be kept by Borrowers at one or more of the business locations set forth in EXHIBIT C and shall not, without the prior written approval of Agent, which shall not be unreasonably withheld, delayed or conditioned, be moved therefrom except, prior to an Event of Default and the acceleration of the maturity of the Obligations in consequence thereof, for (A) sales of Inventory in the ordinary course of business; (B) the storage of Inventory at locations within the continental United States other than those shown on EXHIBIT C if (i) Borrowers give Agent written notice of the new storage location at least thirty (30) days prior to storing Inventory at such location,
(ii) Agent's security interest in such Inventory is and continues to be a duly perfected, first priority Lien thereon, subject only to Permitted Liens (iii) neither Borrowers' nor Agent's right of entry upon the premises where such Inventory is stored. or their right to remove the Inventory therefrom, is restricted, other than by applicable law, in any material respect, (iv) the owner of such premises agrees with Agent not to assert any landlord's, bailee's or other Lien in respect of the Inventory for unpaid rent or storage charges and
(v) all negotiable documents and receipts in respect of any Collateral maintained at such premises are promptly delivered to Agent; (C) transfers of Equipment from a location set forth on EXHIBIT C to another location set forth on EXHIBIT C and (D) removals in connection with dispositions of Equipment that are permitted by Section 9.2(0) hereof.

    4.6 INSURANCE OF COLLATERAL. Borrowers agree to maintain and pay for insurance upon all Inventory and Equipment wherever located, in storage or in transit in vehicles, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts and with such insurance companies as shall be reasonably satisfactory to Agent to insure Agent's interest in the Collateral. In respect to casualty and hazard insurance policies, Borrowers shall deliver the originals or certified copies of such policies to Agent with satisfactory lender's loss payable endorsements naming Agent loss payee, for the ratable benefit of Lenders. In respect to public liability and other insurance policies, Borrowers shall deliver a certificate of insurance in respect to each such policy. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause that the interest of Agent shall not be impaired or invalidated by any act or neglect of either Borrowers or owner of the Property nor by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrowers fail to provide and pay for such insurance, Agent may, at Borrowers' expense, procure the same, but shall not be required to do so. Borrowers agree to deliver to Agent, true copies of all reports (which relate to any matter which could reasonably by expected to involve Fifty Thousand Dollars ($50,000.00) or more) made in any reporting forms to casualty and hazard insurance companies. Borrowers will maintain, with financially sound and reputable insurers, insurance with respect to their respective Properties and business against such casualties and contingencies of such type (including public liability, product liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in the business or as otherwise reasonably required by Agent.

    4.7 PROTECTION OF COLLATERAL. All insurance expenses and all expenses of protecting, storing, warehousing insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If Borrowers fail to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge the Loan Account therefor. Borrowers agree to reimburse Agent promptly therefor with interest accruing thereon daily at the Applicable Rate provided in this Agreement unless an Event of Default shall have occurred and be continuing. All sums so paid or incurred by Agent for any of the foregoing and all costs and expenses (including reasonable attorneys' fees, legal expenses, and court costs) which Agent may incur in enforcing or protecting its Lien on or rights and interest in the Collateral or any of its rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by Borrowers to Agent with interest at the Applicable Rate unless an Event of Default shall have occurred and be continuing, shall be considered Obligations owing by Borrowers to Agent hereunder. Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of Borrowers in or coming into the hands or inuring to the benefit of Agent or any Lender. Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person who is not an employee or agent of Agent, but the same shall be at Borrowers' sole risk.

SECTION 5. PROVISIONS RELATING TO ACCOUNTS

    5.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. With respect to all Accounts, Borrowers represent and warrant to Agent and Lenders that Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any Account or Accounts, and, unless otherwise indicated in writing to Agent, that with respect to each
Account:

            (A) It is genuine and in all material respects what it purports to be, and it is not evidenced by a judgment;

            (B) It arises out of a completed, BONA FIDE sale of goods or rendition of services by a Borrower in the ordinary course of its business and in accordance, in all material respects, with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Borrower and the Account Debtor;

            (C) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which, if requested by Agent, has been furnished or is available to Agent;

            (D) To the best of Borrowers' knowledge, such Account and Agent's security interest therein, is not, and will not be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by Agent to be immaterial, and each such Account is absolutely owing to Borrower and is not contingent in any material respect or for any material reason;

            (E) Neither Borrower has made any agreement with any Account Debtor thereunder for any deduction therefrom, except for discounts and allowances which are granted by a Borrower in the ordinary course of its business and which are reflected in the calculation of the net amount of each respective invoice related thereto or in the Borrowing Base Certificate;

            (F) To the best of Borrowers' knowledge, there are no facts, events or occurrences which in any material way impair the validity or enforceability or reduce the amount payable thereunder from the face amount of the invoice and statements evidencing such Accounts;

            (G) To the best of Borrowers' knowledge, the Account Debtor thereunder (i) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor is Solvent; and

            (H) Neither Borrower has any knowledge of any fact or circumstance which would impair the validity or collectability of the Account, and to the best of Borrowers' knowledge there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectability of such Account.

    5.2 BORROWING BASE CERTIFICATES, ASSIGNMENTS, RECORDS AND SCHEDULES OF ACCOUNTS. Borrowers shall execute and deliver to Agent a Borrowing Base Certificate, in the form attached hereto as EXHIBIT D (a "Borrowing Base Certificate"), on Friday of each week, as of Tuesday of the same week. Upon and during the continuance of an Event of Default, Borrowers shall execute and deliver to Agent a Borrowing Base Certificate on a daily basis. Said Borrowing Base Certificate shall include, among other things, formal written assignments of all Accounts including all Accounts that have been created since the date of the last Borrowing Base Certificate. Additionally, if separately requested by Agent, there shall be attached to the Borrowing Base copies of invoices or invoice registers related the newly created Accounts. Borrowers shall keep accurate and complete records of its Accounts and all payments and collections thereon and, if requested by Agent, shall submit to Agent a sales and collections report for the preceding day, in form satisfactory to Agent. On or before the 15th day of each fiscal month from and after the date hereof, Borrowers shall deliver to Agent, in form acceptable to Agent, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, face value and due dates for the Account Debtor obligated on an Account so listed ("Schedule of Accounts"). Upon Agent's request therefor, Borrowers shall deliver to Agent such other matters and information relating to the status of the existing Accounts as Agent shall reasonably request.

    5.3    ADMINISTRATION OF ACCOUNTS.

            (A) Upon the granting of any discounts, allowances or credits by either Borrower that are not shown on the face of the invoice for the Account involved (other than what would be considered in the normal course of its business), Borrowers shall promptly report such discounts, allowances or credits, as the case may be, to Agent and in no event later than the time of its submission to Agent of the next Schedule of Accounts as provided in Section 5.2. After the occurrence of an Event of Default and during the continuation thereof, Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Agent may reasonably deem advisable, and to charge the deficiencies, costs and expenses thereof, including reasonable attorney's fees, to Borrowers.

            (B) If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrowers and to cause Borrowers' Loan Account hereunder to be charged therefor. Borrowers shall notify Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, Agent shall have the right to apply the full proceeds of the Account to the Obligations and shall not be liable for any taxes to any governmental taxing authority that may be due by Borrowers by reason of the sale and delivery creating the Account.

            (C) Whether or not a Default or an Event of Default has occurred, any of Agent's officers, employees or agents shall have the right at any time or times hereafter, in the name of Agent, any designee of Agent or in the name of either or both Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

    5.4    COLLECTION OF ACCOUNTS.

            (A) To expedite collection, Borrowers shall endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by Borrowers on account of Accounts shall be held to the extent of the Obligations as Agent's property (for its benefit and the ratable benefit of Lenders) by Borrowers as trustee of an express trust for Agent's benefit and, after the occurrence of and during the continuation of an Event of Default, Borrowers shall immediately deposit same in the Dominion Account. Agent retains the right at all times, after the occurrence and during the continuation of an Event of Default, to notify Account Debtors that Accounts have been assigned to Agent and to collect Accounts directly in its own name and to charge the collection costs and expenses, including reasonable attorneys' fees to Borrowers. After the occurrence and during the continuation of an Event of Default, for the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of Obligations (subject to final payment of such items) on the second Business Day after receipt by Agent of such items in immediately available funds.

            (B) After the occurrence and during the continuation of an Event of Default, Borrowers shall deposit all proceeds of the Collateral or cause the same to be deposited in kind in a Dominion Account pursuant to a lockbox arrangement with such banks as may be selected by Borrowers and be acceptable to Agent. Borrowers shall issue to any such banks, an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox to the Dominion Account for application by the Agent on account of the Obligations in accordance with Section 3.6 and the other provisions of this Agreement. All funds deposited in the Dominion Account shall immediately become the property of Agent (for its benefit and the ratable benefit of Lenders), to the extent of the Obligations, and Borrowers shall obtain the agreement by such banks to waive any offset rights against the funds so deposited. Agent assumes no responsibility for such lockbox arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder other than to account for any amounts withdrawn therefrom.

    5.5 NOTICE REGARDING DISPUTED ACCOUNTS. In the event of any dispute between either Borrower and any Account Debtor involving disputed amounts of Twenty-Five Thousand Dollars ($25,000.00) or more, Borrowers shall provide Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy.

SECTION 6. PROVISIONS RELATING TO INVENTORY

    6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. With respect to Inventory, Borrowers represent and warrant to Agent and Lenders that Agent may rely, in determining which items of Inventory constitute Eligible Inventory, on all statements and representations made by Borrowers with respect to any Inventory and that, unless otherwise indicated in writing:

            (A) All Inventory is presently and will continue to be located at Borrowers' places of business listed on EXHIBIT C and will not be removed therefrom except as authorized by Section 4.5 of this Agreement;

            (B) No Inventory is now, nor shall any Inventory at any time or times hereafter be, stored with a bailee, warehouseman or similar party in excess of $25,000 in the aggregate without Agent's prior written consent, which shall not be unreasonably withheld, delayed or conditioned, and, if Agent gives such consent, Borrowers will concurrently therewith cause any such bailee, warehouseman, or similar party to issue and deliver to

Agent, in form and substance acceptable to Agent, warehouse receipts therefor in Agent's name;

            (C) Except as provided below, no Inventory is or will be consigned to any Person without Agent's prior written consent, and, if such consent is given, Borrowers shall, prior to the delivery of any Inventory on consignment,
(i) provide Agent with all consignment agreements to be used in connection with such consignment, all of which shall be reasonably acceptable to Agent, (ii) prepare, execute and file appropriate financing statements with respect to any consigned Inventory, showing Agent as assignee, for its benefit and the ratable benefit of Lenders, (iii) conduct a search of all filings made against the consignee in all jurisdictions in which any consigned Inventory is to be located and deliver to Agent copies of the results of all such searches and (iv) notify, in writing, all the creditors of the consignee which are or may be holders of Liens in the Inventory to be consigned that Borrowers expect to deliver certain Inventory to the consignee, all of which Inventory shall be described in such notice by item or type; and

            (D) No Inventory is or will be produced in violation of the Fair Labor Standards Act.

    6.2 INVENTORY REPORTS. Borrowers agree to furnish Agent with Inventory reports at such times as Agent may reasonably request, but at least once each month, as of the last day of the previous fiscal month on the 15th day of each fiscal month of Borrowers. Such reports shall be in form and detail reasonably satisfactory to Agent. Borrowers shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory as promptly as practical thereafter, together with such supporting information as Agent shall in its reasonable judgment request.

    6.3 RETURNS OF INVENTORY. If at any time or times hereafter any Account Debtor returns any Inventory to either Borrower, which returned Inventory had a sales price of Twenty-Five Thousand Dollars ($25,000.00) or more, Borrowers shall notify Agent of the same immediately, specifying the reason for such return and the location and condition of the returned Inventory. After the occurrence of an Event of Default and during the continuation thereof, Borrowers shall hold all returned Inventory in trust for Agent, for its benefit and the ratable benefit of Lenders, shall segregate all returned Inventory from all other Property owned by Borrowers or in their respective possession and shall conspicuously label such Inventory as the Property of Agent, for its benefit and the ratable benefit of Lenders.

SECTION 7. PR0VISIONS RELATING TO EQUIPMENT

    7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. With respect to the Equipment, Borrowers represent, warrant and covenant to and with Agent and Lenders that:

            (A) The Equipment is in reasonably good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operability of the Equipment shall be maintained and preserved, reasonable wear and tear and insured theft and casualty losses excepted; and

            (B) After the Closing Date, Borrowers will not permit any of the Equipment to become affixed to any real Property leased to either Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of Agent, for its benefit and the ratable benefit of Lenders, and Borrowers will not permit any of the Equipment to become an accession to any personal Property other than Equipment subject to first priority Liens in favor of Agent, for its benefit and the ratable benefit of Lenders, or subject to Permitted Liens.

    7.2 EVIDENCE OF OWNERSHIP OF EQUIPMENT. Promptly on request therefor by Agent, Borrowers shall deliver to Agent any and all evidence of ownership, if any, of any of the Equipment which constitutes Collateral (including, without limitation, certificates of title and applications for title).

    7.3 RECORDS AND SCHEDULES OF EQUIPMENT. Borrowers shall maintain accurate records itemizing and describing the kind, type, quantity and value of its Equipment and all dispositions thereof and, if requested by Agent or Required Lenders, shall furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if reasonably requested by Agent or Required Lenders.

SECTION 8. REPRESENTATIONS AND WARRANTIES

    8.1 GENERAL REPRESENTATIONS AND WARRANTIES. To induce Agent and Lenders to enter into this Agreement and to make advances hereunder, Borrowers warrant and represent to Agent and Lenders that:

            (A) ORGANIZATION AND QUALIFICATION. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each Borrower has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on EXHIBIT E attached hereto and made a part hereof and in all other states and jurisdictions where the character of its Properties or the nature of its activities make such qualification necessary, and in which the failure of either Borrower to be so qualified would have a material adverse effect on the financial condition, business or Properties of such Borrower.

            (B) CORPORATE NAMES. During the preceding five (5) years, neither Borrower has been known as or used any corporate, fictitious or trade names except as disclosed on EXHIBIT F attached hereto and made a part hereof. Except as set forth on EXHIBIT F, neither Borrower has, during the preceding five (5) years, been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

            (C) CORPORATE POWER AND AUTHORITY. Each Borrower has the legal right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery, and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action (i) has been approved by the shareholders of each Borrower;
(ii) do not and will not contravene either Borrower's certificate or articles of incorporation or by-laws; (iii) do not and will not violate or cause either Borrower to be in default under, any provision or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to either Borrower; (iv) do not and will not result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which either Borrower is a party or by which it or its Properties may be bound or affected; or (v) do not and will not result in, or require, the creation or imposition of a Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by either Borrower.

            (D) LEGALLY ENFORCEABLE AGREEMENT. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid and binding obligations of each Borrower (to the extent each is a party thereto) enforceable against it in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally or by principles of equity pertaining to the availability of equitable remedies.

            (E) USE OF PROCEEDS. Borrowers' uses of the proceeds of any Loans made pursuant to this Agreement are, and will continue to be, legal and proper corporate uses, duly authorized by their respective Board of Directors where necessary, and such uses will not violate any applicable laws, including, without limitation, the Foreign Assets Control Regulations, the Foreign Funds Control Regulations and the Transaction Control Regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended).

            (F) MARGIN STOCK. Neither Borrower is engaged principally, or as one of its important activities, in the business of purchasing or carrying "margin stock" (within the meaning of Regulation G, T or U of the Board of Governors of the Federal Reserve System), and no part of any Loans to either Borrower will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or be used for any purpose which violates or is inconsistent with the provisions of Regulation G, T, U or X of said Board of Governors.

            (G) GOVERNMENTAL CONSENTS. Each Borrower has, and is in good standing with respect to, all governmental consents, approvals, authorizations, permits, certificates, inspections, and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it except where the failure to obtain such approval or consent or make such filing would not have any material adverse effect on such Borrower and would not have any adverse effect on the enforceability of any of the Loan Documents.

            (H) PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES. Each Borrower owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, and rights with respect to the foregoing necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights are listed on EXHIBIT G attached hereto and made a part hereof.

            (I) CAPITAL STRUCTURE. EXHIBIT H attached hereto and made a part hereof states (a) the correct name of each of the Subsidiaries of each Borrower and RFI, the jurisdiction of incorporation and the percentage of its Voting Stock owned by each Borrower and RFI, (b) the name of each Borrower's and RFI's corporate or joint venture Affiliates and the nature of the affiliation, (c) the number and nature of all outstanding Securities of each Borrower and the number, nature and holder of all outstanding Securities of each Subsidiary of each Borrower and RFI and (d) the number of authorized, issued and treasury shares of each Borrower and each Subsidiary of Borrower and RFI. Each Borrower has good and marketable title to all of the shares it purports to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. RFI has good and marketable title to all of the shares of the capital stock of RMI and RMI has good and marketable title to all of the shares of capital stock of RISI, in each case, free and clear in each case of any Lien other than Permitted Liens. Except as set forth on EXHIBIT H, as of the date hereof, there are not outstanding any options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of either Borrower. Except as set forth on EXHIBIT H, as of the date hereof, there are not outstanding any agreements or instruments binding upon any of either Borrower's shareholders relating to the ownership of its shares of capital stock.

            (J) SOLVENT FINANCIAL CONDITION. Each Borrower is now and, after giving effect to initial Loans to be made hereunder, at all times will be, Solvent.

            (K) RESTRICTIONS. Neither Borrower is a party or subject to any contract, agreement, or charter or other corporate restriction, which materially and adversely affects its business or the use or ownership of any of its Properties. Neither Borrower is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on EXHIBIT I attached hereto, none of which prohibits the execution of or compliance with this Agreement by either Borrowers. Neither Borrowers nor any of their respective Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien that is not a Permitted Lien.

            (L) LITIGATION. Except as set forth on EXHIBIT J attached hereto and made a part hereof or in respect to matters which could not be reasonably expected to have a material adverse effect on either Borrower, there are no actions, suits, proceedings or investigations pending, or to the knowledge of either Borrower, threatened, against or affecting either Borrower or any of their respective Subsidiaries, or the business, operations, Properties, profits or condition of either Borrower or any of their respective Subsidiaries, in any court or before any governmental authority or arbitration board or tribunal. Except as otherwise specifically disclosed on EXHIBIT J, as of the date hereof no action, suit, proceeding or investigation shown on EXHIBIT J involves the possibility of materially and adversely affecting the Properties, business, prospects, profits or condition (financial or otherwise) of either Borrower or the ability of either Borrower to perform this Agreement. Neither Borrowers nor any of their respective Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

            (M) TITLE TO PROPERTIES. Each Borrower and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of its other Property, including all of the Collateral, in each case, free and clear of all Liens except Permitted Liens.

            (N) FINANCIAL STATEMENTS; FISCAL YEAR. The unConsolidated, Consolidating, Consolidated balance sheets of RFI, Borrowers and their respective Subsidiaries as of October 29, 1994 and January 28, 1995, and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP (except for changes in application in which Borrowers' independent certified public accountants concur), and present fairly the financial position of RFI, Borrowers and their respective Subsidiaries at such date and the results of RFI's and Borrowers' operations for such periods. Except as disclosed to Agent, since October 29, 1994, there has been no material change in the condition, financial or otherwise, of RFI, Borrowers and their respective Subsidiaries as shown on the Consolidated balance sheet as of such date and no change in the aggregate book value of Equipment and real Property owned by Borrowers and their respective Subsidiaries, except for changes to reflect normal depreciation and changes in the ordinary course of business, which in the aggregate have not been materially adverse. The fiscal year of RFI, each Borrower and each of their respective Subsidiaries ends on the final Saturday of each October of each calendar year.

            (0)  FULL DISCLOSURE.  The financial statements referred to in
Section 8.1(N) above, do not, nor does this Agreement or any other written statement of RFI or either Borrower to Agent or any Lender (including, without limitation, RFI's filings with the Securities and Exchange Commission (the "SEC")), when taken together as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which either Borrower has failed to disclose to Agent or any Lender in writing which materially affects adversely or, so far as either Borrower knows, will materially affect adversely the Properties, business, profits, or condition (financial or otherwise) of either Borrower or could reasonably be expected to adversely affect, in any material respect, each Borrower's respective Properties, business, profits or condition or the ability of Borrowers to perform this Agreement.

            (P) PENSION PLANS. Except as disclosed on EXHIBIT K attached hereto and made a part hereof, neither Borrowers nor any of their respective Subsidiaries has any Plan. Except as set forth on EXHIBIT K, neither Borrowers nor any of their respective Subsidiaries has received any notice from the Department of Labor to the effect that it is not in compliance, in all material respects, with any of the requirements of ERISA and the regulations promulgated thereunder. No fact or situation that could lead to a material adverse change in the financial condition of Borrowers, including, but not limited to, any Reportable Event, or Prohibited Transaction, which is not exempt under ERISA, exists in connection with any Plan. Except as set forth on EXHIBIT K, neither Borrowers nor any of their respective Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

            (Q) TAXES. The federal tax identification number of RMI is 363018744 and of RISI is 363481768. Each Borrower and each of their Subsidiaries have filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees and other governmental, charges that are due and payable, except where the failure to so file, pay or make provision would not have a material adverse effect on a Borrower or its respective business or operations or where any such taxes, assessments or charges are being contested in good faith and by appropriate proceedings and where such Borrower maintains reasonable reserves on its books therefor. The provision for taxes on the books of each Borrower and its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current fiscal year.

            (R) LABOR RELATIONS. Except as described on EXHIBIT L attached hereto and made a part hereof, neither Borrowers nor any of their respective Subsidiaries is a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of either Borrower's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

            (S) COMPLIANCE WITH LAWS. Except as disclosed on EXHIBIT M, (i) each Borrower has duly complied with, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower, its Properties or the conduct of its business, including, without limitation, OSHA and all Environmental Laws, except where the failure to so comply would not have a material adverse effect on such Borrower or its business or operations and (ii) there have been no citations, notices or orders of noncompliance issued to either Borrower or any of its Subsidiaries under any such law, rule or regulation.

            (T) SURETY OBLIGATIONS. Except as disclosed on EXHIBIT N, neither Borrower is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

            (U) NO DEFAULTS. No event has occurred and is continuing and no condition exists which would, upon the execution and delivery of this Agreement or Borrowers' performance hereunder, constitute a Default or an Event of Default. Neither Borrowers nor any of their respective Subsidiaries is in default, and no event has occurred and is continuing and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Borrowed Money.

            (V) BROKERS. Except as otherwise disclosed in writing to Agent prior to the Closing, there are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

            (W) BUSINESS LOCATIONS. During the preceding five (5) year period, Borrowers have had no office or place of business located in any state or county other than as shown on EXHIBIT C.

            (X) TRADE RELATIONS. Except as disclosed in EXHIBIT N-1, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between either Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of either Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely either Borrower or prevent either Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

            (Y) LEASES. EXHIBIT O attached hereto is a complete listing of all capitalized leases of each Borrower as of the date hereof and EXHIBIT P attached hereto is a complete listing of all operating leases involving annual Rentals of Two Hundred Fifty Thousand Dollars ($250,000.00) or more of either Borrower as of the date hereof.

            (Z) INVESTMENT COMPANY ACT. Neither Borrower is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     8.2 REAFFIRMATION. Each request for a Loan made by Borrowers pursuant to this Agreement or any of the other Loan Documents shall constitute (i) an automatic representation and warranty by Borrowers to Agent and Lenders that there does not then exist any Default or Event of Default; (ii) a reaffirmation as of the date of said request that the representations and warranties of Borrowers as to the completeness and accuracy of any Exhibit were true and correct as of the date thereof in all material respects except for changes in Borrowers' business or operations that would render the information in any Exhibit attached hereto either inaccurate or incomplete, in any material respect, so long as Required Lenders has consented to such changes or such changes are not prohibited by this Agreement; (iii) a reaffirmation as of the date of such request that any representation and warranty relating to a specific time was true in all material respects as of such time; and (iv) a reaffirmation as of the date of said request that all of the other representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true in all material respects except for changes in Borrowers' business or operations that would render the information in any Exhibit attached hereto either inaccurate or incomplete, in any material respect, so long as Required Lenders has consented to such changes or such changes are not prohibited by this Agreement.

     8.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Borrowers covenant, warrant and represent to Agent and Lenders that all representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall be true at the time of Borrowers' execution of this Agreement and the other Loan Documents, and shall survive the execution, delivery and acceptance thereof by Agent and Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 9.  COVENANTS AND CONTINUING AGREEMENTS

     9.1 AFFIRMATIVE COVENANTS. During the Term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, Borrowers covenant that, unless otherwise consented to by Required Lenders in writing, they shall:

            (A) TAXES AND LIENS. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges upon either of them, their income and Properties as and when such taxes, assessments and charges are due and payable, unless and to the extent only that such taxes, assessments and charges are being contested in good faith and by appropriate proceedings and Borrowers maintain reasonable reserves on their books therefor. Borrowers shall also pay and discharge any lawful claims which, if unpaid, might become a Lien against any of Borrowers' Properties except for Permitted Liens and any Lien which would, as a matter of law, exist notwithstanding such contest and late payment.

            (B) TAX RETURNS. File, and cause each of their Subsidiaries to file, all federal, state and local tax returns and other reports Borrowers or such Subsidiaries are required by law to file, except where the failure to so file would not have a material adverse effect on Borrowers or their respective business or operations and maintain adequate reserves for the payment of all taxes, assessments, governmental charges, and levies imposed upon either of them, their income, or their profits, or upon any Property belonging to either of them.

            (C) PAYMENT OF BANK CHARGES. Pay to Agent, on demand, any and all reasonable and customary fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution (including, without limitation, any fees paid by the Agent to any Lender) arising out of or in connection with (i) the forwarding to either Borrower or any other Person on behalf of either Borrower; by Agent or any Lender, proceeds of loans made by Lenders to Borrowers pursuant to this Agreement and (ii) the depositing for collection, by Agent or any Lender, of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.

            (D) BUSINESS AND EXISTENCE. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its separate corporate existence and all rights, privileges, and franchises in connection therewith except where not necessary to the conduct of its business, and maintain, and cause each Subsidiary to maintain, its qualification and good standing in all states in which such qualification is necessary in order for, Borrowers or their respective Subsidiaries to conduct their respective businesses in such states.

            (E) MAINTAIN PROPERTIES. Maintain, and cause each Subsidiary to maintain, their or its Properties (ordinary wear and tear excepted) in reasonably good condition and make, and cause each Subsidiary to make, all necessary renewals, repairs, replacements, additions and improvements thereto consistent with past practices.

            (F) COMPLIANCE WITH LAWS. Comply, and cause each of their Subsidiaries to comply, in all material respects with all laws, ordinances, governmental rules and regulations to which they or it are or is subject, and obtain and keep in force any and all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of their or its Properties or to the conduct of their or its business, except where the failure to comply or obtain would not materially and adversely affect the respective businesses, prospects, profits, Properties, or conditions (financial or otherwise) of Borrowers.

            (G) ERISA COMPLIANCE. (i) At all times make prompt payment of contributions as and when required to meet the minimum funding standards set forth in ERISA with respect to each Plan; (ii) if requested by Agent, promptly after the filing thereof, furnish to Agent copies of any annual report (Form
5500) required to be filed pursuant to ERISA in connection with each Plan and any other employee benefit plan of it and its Affiliates subject to ERISA; (iii) notify Agent as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any Plan which Borrowers believe would constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer the Plan; and (iv) furnish to Agent, as promptly as practical after Agent's request therefor, such additional information concerning any Plan or any other such employee benefit plan as may be reasonably requested.

            (H) BUSINESS RECORDS. Keep, and cause each of their Subsidiaries to keep, adequate records and books of account with respect to their or its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions.

            (I) VISITS AND INSPECTIONS. Permit representatives of Agent or any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrowers and RFI, inspect and make extracts from their books and records, and discuss with their officers, their employees and their independent accountants, Borrowers' businesses, assets, liabilities, financial condition, business prospects and results of operations.

            (J) FINANCIAL STATEMENTS. Cause to be prepared and furnished to Agent and each Lender the following (all to be kept and prepared in accordance with GAAP applied on a consistent basis, unless RFI's certified public accountants concur with any change therein and such change is disclosed to Agent and Lenders and is consistent with GAAP):

                 (i) as soon as possible, but not later than ninety (90) days after the close of each fiscal year of RFI, unqualified audited (in respect to consolidated statements only) financial statements of RFI, Borrowers and each of their Subsidiaries as of the end of such year, on an unConsolidated, Consolidating and Consolidated basis, certified by a firm of independent certified public accountants of recognized standing selected by RFI but acceptable to Agent (except for a qualification for a change in accounting principles with which the accountant concurs);

                 (ii) as soon as possible, but not later than thirty (30) days after the end of each fiscal month hereafter which is not the end of any fiscal quarter, unaudited interim unConsolidated, Consolidating and Consolidated financial statements of RFI, Borrowers and each of their respective Subsidiaries as of the end of such month and of the portion of RFI's fiscal year then elapsed, certified by the principal financial officer of RFI and each Borrower as prepared in accordance with GAAP and fairly presenting the unConsolidated, Consolidating and Consolidated financial position and results of operations of RFI, Borrowers and each of their respective Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes; provided, however, that the parties have until forty-five (45) days following the end of the first fiscal month of a new fiscal year to comply with the terms hereof;

                 (iii) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which RFI has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which RFI files with the SEC or any governmental authority which may be substituted therefor, or any national securities exchange; and

                 (iv) such other data and information (financial and otherwise) as Agent or Required Lenders, from time to time, may reasonably request, bearing upon or related to the Collateral, RFI's or Borrowers' financial condition or results of operations, including, without limitation, federal income tax returns of RFI or either Borrower, accounts payable schedules, and bank statements.

     Concurrently with the delivery of the financial statements described in clause (i) of this section 9.1(J), Borrowers shall forward to Agent a copy of the accountants' letter to RFI's or Borrowers' management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent a certificate of the aforesaid certified public accountants certifying to Agent and Lenders that, based upon their examination of the financial statements of RFI, Borrowers and their respective Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section 9.1(J), Borrowers shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of EXHIBIT Q attached hereto, with appropriate insertions, from the Chief Financial Officer of RFI and each Borrower certifying to Agent and Lenders that to the best of his knowledge, such Borrower has kept, observed, performed and fulfilled each and every covenant, obligation and agreement binding upon Borrowers in this Agreement and the other Loan Documents and that no Default or Event of Default has occurred and is continuing, or, if such Default or Event of Default has occurred and is continuing, specifying the nature thereof. Borrowers authorize Agent or its designated representatives to communicate directly with its independent certified public accountants and authorizes those accountants to disclose to Agent any and all financial statements and other supporting financial documents and schedules. At or before the initial Closing Date, Borrowers shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 9.1(J). Further within five (5) days after the earlier of the last day of each fiscal year of RFI and Borrowers or the date RFI and Borrowers engaged independent certified public accountants to audit RFI'S and Borrowers' financial statements, Borrowers shall deliver to such independent certified public accountants a letter from Borrowers addressed to such independent certified public accountants indicating that it is a primary intention of Borrowers in engaging such accountants that Agent and Lenders rely upon such financial statements of RFI, Borrowers and its Subsidiaries. Agent shall promptly forward to Lenders all financial statements, certificates, reports, and other information received by it from RFI or Borrower or any other Person pursuant to this Section 9.1(J).

            (K) NOTICES TO AGENT AND LENDERS. Notify Agent and Lenders in writing: (i) promptly after either Borrower's learning thereof, of the commencement of any litigation affecting either Borrower or any of its Properties, whether or not the claim being litigated is considered by either Borrower to be covered by insurance, and of the institution of any administrative proceeding, if such litigation or proceeding would, in Borrowers' reasonable opinion, materially and adversely affect either Borrower's operations, financial condition, Properties or business or Agent's Lien upon any of the Collateral; (ii) at least thirty (30) days prior thereto, of either Borrower's opening of any new office or place of business or either Borrower's closing of any existing office or place of business; (iii) promptly after either Borrower's learning thereof, of any labor dispute to which either Borrower may become a party which would, in Borrowers' reasonable opinion, have a materially adverse effect on either Borrower, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (iv) promptly after either Borrower's learning thereof, of any material default by either Borrower under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Indebtedness of either Borrower exceeding Fifty Thousand Dollars ($50,000.00); (v) promptly after the occurrence thereof, any Default or Event of Default; (vi) promptly after the occurrence thereof, of any default by any obligor under any note or other evidence of Indebtedness in excess of Fifty Thousand Dollars ($50,000.00) payable to either Borrower, and
(vii) promptly after the rendition thereof, of any judgment in excess of Fifty Thousand Dollars ($50,000.00) rendered against either Borrower or any of their Subsidiaries.

            (L) LANDLORD AND STORAGE AGREEMENTS. Provide Agent with copies of all material agreements between either Borrower and any landlord or warehouseman which owns any premises at which any Inventory may, from time to time, be kept.

            (M) FURTHER ASSURANCES. At Agent's request, promptly execute or cause to be executed and deliver to Agent any and all documents, instruments and agreements reasonably deemed necessary by Agent or Required Lenders to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents. Without limiting the generality of the foregoing, if any of the Accounts, the face value of which exceeds One Thousand Dollars ($1,000) arises out of a contract with the United States of America, or any department, agency, subdivision or instrumentality thereof, Borrowers shall notify Agent thereof in writing after the end of each month and shall execute any instruments and take any other action required or requested by Agent to comply with the provisions of the Federal Assignment of Claims Act.

            (N) BOOK ENTRY SYSTEM. Borrowers shall maintain, if requested by Agent, a book entry system with respect to the Notes, and any transfers thereof, in accordance with the requirements set forth in temporary Treasury Regulation
Section 5f.103-1(c).

            (0) PROJECTIONS. As soon as available, and in any event no later than thirty (30) days after the end of each fiscal year of RFI and Borrowers, deliver to Agent monthly

Projections of RFI, Borrowers and each of their respective Subsidiaries on an unConsolidated and Consolidated basis for the forthcoming year.

            (P) ENVIRONMENTAL MATTERS. (i) Borrowers shall and shall cause each of their respective Subsidiaries to (a) comply strictly and in all material respects with all applicable Environmental Laws, (b) take as promptly as legally required any remediation and/or corrective action necessary to cure any violation of Environmental Laws of which either Borrower has knowledge, (c) notify the proper governmental agency as promptly as legally required in the event of any Release of any Hazardous Substance reportable under 42 USC Section 9603, 42 USC Section 11044, 33 USC Section 1321(b)(5) or any counterpart or similar state or local requirement, (d) promptly forward to Agent, upon its request, a copy of any order, notice, permit, application, or any other communication or report in correction with any such Release of any Hazardous Substance or any other matter relating to the Environmental Laws as they may affect its premises, and (e) as promptly as legally required forward to Agent a copy of any order, notice, permit, application or other communication or report in connection with any material Release of any Hazardous Substance or any other material matter relating to the Environmental Laws as they may affect its premises.

                (ii) Borrowers shall indemnify Lenders and Agent and hold Lenders and Agent harmless from and against any loss, liability, damage or expense, including reasonable attorneys' fees, suffered or incurred by Lender and Agent, whether as mortgagee pursuant to any Mortgage, as mortgagee in possession, or as successor in interest to either Borrower or any of their respective Subsidiaries as owner or lessee of any premises by virtue of foreclosure or acceptance of deed in lieu of foreclosure (a) under or on account of the Environmental Laws, including the assertion of any Lien thereunder; (b) with respect to any Release of any Hazardous Substance reportable under 42 USC Section 9603, 42 USC Section 11044, 33 USC Section 1321(b)(5) or any counterpart or similar state or local requirement, affecting such premises or the premises of any other place, including any loss of value of such premises as a result of a Release of any Hazardous Substance; and (c) with respect to any other environmental matter within the jurisdiction of any federal, state, or municipal official administering the Environmental Laws; PROVIDED, HOWEVER, that Borrowers will not be liable for such indemnification to Lenders and/or Agent to the extent that any such loss, liability, damage or expense results from the gross negligence or willful misconduct of the Person who would otherwise be entitled to be indemnified pursuant to this Section 9.1(P)(ii). The procedures to be followed as to any indemnity pursuant to this Section shall be as set forth in Sections 13.2 and 13.4 hereof.

                (iii) Borrowers shall provide Agent with such evidence, reports and/or other documentation as reasonably requested by Agent or Required Lenders to insure that Borrower is in compliance with the terms of this Section 9.1(P).

    9.2 NEGATIVE COVENANTS. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, Borrowers covenant that, unless Required Lenders have first consented thereto in writing, they will not:

            (A) MERGERS; CONSOLIDATIONS; ACQUISITIONS. Merge or consolidate, or permit any Subsidiary to merge or consolidate, with any Person, except a consolidation or merger involving only (i) a Borrower and one or more wholly owned Subsidiaries or (ii) two or more wholly owned Subsidiaries; nor acquire all or any substantial part of the Properties or capital stock of any Person. In addition to the foregoing, Borrowers covenant that RFI shall not merge with any Person, and shall not acquire all or any substantial part of the Properties or capital stock of any Person.

            (B) LOANS. Make, or permit any Subsidiary of either Borrower to make, any loans or other advances of money other than Permitted Investments and other than for salary, travel advances, advances against commissions, loans to employees for the exercise of stock options pursuant hereto or for the purchase of personal computers and other similar advances in the ordinary course of business, employee relocation loans provided that the aggregate amount of all employee relocation loans shall not exceed at any time Twenty-Five Thousand Dollars ($25,000.00) in the aggregate, including, without limitation, any of either Borrower's Affiliates, officers or employees, and advances to unaffiliated suppliers for raw materials and equipment purchases.

            (C) TOTAL INDEBTEDNESS. Create, incur, assume, or suffer to exist, or permit any Subsidiary of either Borrower to create, incur or suffer to exist, any Indebtedness, except: (i) Obligations owing to Agent and Lenders; (ii) Indebtedness of any Subsidiary of either to such Borrower, or (iii) accounts payable to trade creditors which are not more than sixty (60) days past due and current operating expenses (other than for Borrowed Money) which are not more than sixty (60) days past due, in each case incurred in the ordinary course of business and paid within such time period, unless the same are actively being contested in good faith and, if appropriate, and lawful proceedings and the contesting Borrowers shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by such Borrower and, in respect to reserves contained on year-end statements, its independent accountants; (iv) obligations to pay Rentals permitted by Section 9.2(X); (v) Permitted Purchase Money Indebtedness; (vi) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; (vii) Indebtedness to Agent, any Lender or any Affiliate of either under any interest rate hedging, swap, cap or similar agreement between such Borrower and such Person; (viii) obligations under Capitalized Leases to the extent not prohibited by any other section of this Section 9.2; (ix) Indebtedness for deferred taxes; and (x) Indebtedness not included in paragraphs (i) through (ix) above which does not exceed at any time, in the aggregate, the sum of One Hundred Thousand Dollars ($100,000.00). RFI and Borrowers further covenant that RFI shall not create, incur, assume or suffer to exist any Indebtedness except Indebtedness that a Borrower would be permitted to incur pursuant to the terms hereof.

            (D) AFFILIATE TRANSACTIONS. Except as provided below, enter into, or be a party to, or permit any Subsidiary of either Borrower to enter into or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of either Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to a Borrower than would be obtainable in a comparable arm's length transaction with a Person not an Affiliate of such Borrower or such Subsidiary. Without limiting the foregoing, neither Borrower shall pay any management fee or similar compensation to RFI in excess of 105% of the amount accrued during fiscal 1994, or any Affiliate of Borrowers or RFI unless Required Lenders have consented to the payment of any such fee or compensation.

            (E) PARTNERSHIP OR JOINT VENTURES. Become or agree to become a general or limited partner in any general or limited partnership or a joint venturer in any joint venture.

            (F) ADVERSE TRANSACTIONS. Enter into any transaction, or permit any Subsidiary of either Borrower to enter into any transaction, which materially and adversely affects or could reasonably be expected to materially and adversely affect the Collateral or Borrowers' ability to repay the Obligations.

            (G) GUARANTIES. Guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable, or permit any Subsidiary of either Borrower to guarantee, assume, endorse, or otherwise, in any way become directly or contingently liable, with respect to the Indebtedness of any Person except by endorsement of instruments or items of payment for deposit or collection. RFI and Borrowers further covenant that RFI shall not guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable with respect to the Indebtedness of any Person unless consented to by the Agent and except by endorsement or instruments of payment for deposit or collection.

            (H) LIMITATION ON LIENS. Create or suffer to exist, or permit any Subsidiary of either Borrower to create or suffer to exist, any Lien upon any of their respective Properties, incomes or profits, whether now owned or hereafter acquired, except: (i) Liens at any time granted in favor of Agent, for its benefit and the ratable benefit of Lenders; (ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or which are being contested as permitted by Section 9.1(A) hereof other than any Lien which would, as a matter of law, exist notwithstanding such contest and late payment, but only if in Agent's reasonable judgment such Lien does not affect materially and adversely Agent's or Lenders' rights or the priority of Agent's Lien in Collateral; (iii) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons for labor, materials, supplies or rentals incurred in the ordinary course of Borrowers' business, but only if the prompt payment thereof is not at the time required;
(iv) deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, social security and other like laws; (v) attachment, judgment and other similar non-tax Liens arising in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings and such Liens do not, in the aggregate, materially detract from the value of the Properties of Borrowers or materially impair the use thereof in the operation of Borrowers' businesses; (vi) Purchase Money Liens securing Permitted Purchase Money Indebtedness which is not incurred in violation of Section 9.2(C) of this Agreement; (vii) reservations, exceptions, easements, rights of way, and other similar encumbrances affecting real Property, provided that, in Agent's reasonable judgment, they do not in the aggregate materially detract from the value of said Properties or materially interfere with their use in the ordinary conduct of Borrowers' businesses and, if said real Property constitutes Collateral, such Liens existed as of the Closing Date or Agent has consented thereto, which consent shall not be unreasonably withheld, delayed or conditioned; (viii) Liens securing Indebtedness of a Subsidiary to a Borrower or another Subsidiary; (ix) such other Liens as appear on EXHIBIT R attached hereto; or (x) such other Liens as Required Lenders may hereafter approve in writing. RFI and Borrowers further covenant that RFI shall not create or suffer to exist any Lien, upon any of its Properties, incomes or profits, whether now or hereafter acquired, except Liens that a Borrower would be permitted to create or suffer to exist pursuant to the terms hereof.

            (I) SUBORDINATED DEBT. Make, or permit any Subsidiary of either Borrower to make, any payment of any part or all of any Subordinated Debt, or otherwise repurchase, redeem or retire any instrument evidencing any such Subordinated Debt; or enter into any agreement (oral or written) amending, modifying, altering or terminating any one or more of the instruments or agreements evidencing or relating to any such Subordinated Debt which materially and adversely affects the interests of Lenders and Agent or of either Borrower.

            (J) DISTRIBUTIONS; INTERCOMPANY ADVANCES; CAPITAL. Neither Borrower, nor any of its Subsidiaries shall directly or indirectly declare or make, or incur any liability to make, any Distributions or intercompany advances except that: (i) each Borrower may make Distributions or intercompany advances to RFI to enable RFI to make semi-annual cash interest payments or mandatory non-accelerated principal payments on the Senior Notes; provided that, in each such case, (a) no Event or Default set forth in Section 11.1(A) or (B) is outstanding or would result from such Distribution or intercompany advance and neither Borrower shall be in violation of CLAUSES (ii) OR (iii) of this Section 9.2(J), and (b) prior to such Distribution or intercompany advance, there exists Available Cash, and such Distribution or intercompany advance is not in excess of Available Cash; (ii) Borrowers may make intercompany advances to RFI to cover ordinary course operating expenses in an aggregate amount not to exceed Two Million Seven Hundred Thousand Dollars ($2,700,000) in any Fiscal Year, in addition to the Distributions and intercompany advances permitted by CLAUSE (i); and (iii) each Borrower may make intercompany advances to the other Borrower in an amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) in any Fiscal Year.

            (K) SUBSIDIARIES. Hereafter create any Subsidiary or divest themselves of any material assets by transferring them to any Subsidiary of either Borrower.

            (L) Make Capital Expenditures (including, without limitation, by way of capitalized leases) which in the aggregate, as to Borrowers and their Subsidiaries, exceed during any fiscal year of Borrower the amount set forth opposite such fiscal year in the following schedule:

            FISCAL YEAR                       AMOUNT
            ------------------------------  ----------
            Fiscal Year Ending
            October 28, 1995               $1,000,000

            Fiscal Year Ending
            October 26, 1996               $1,000,000

    In addition to the foregoing, Borrowers may, during the Original Term of this Agreement, make additional Capital Expenditures (including, without limitation, by way of capitalized leases) which in the aggregate, as to a Borrower and their Subsidiaries, do not exceed Five Hundred Thousand Dollars ($500,000) to support the costs of locating and designing a new operating facility.

            (M) BUSINESS LOCATIONS. Transfer the principal place of business or chief executive office of either Borrower, or open new manufacturing plants, or transfer existing manufacturing plants, or maintain warehouses or records with respect to Accounts or Inventory, to or at any locations other than those at which the same are presently kept or maintained, as set forth on EXHIBIT C hereto, except upon at least thirty (30) days prior written notice to Agent and after the delivery to Agent of financing statements, if required by Agent, in form satisfactory to Agent to perfect or continue the perfection of Agent's Lien, for its benefit and the ratable benefit of Lenders, and security interest hereunder.

            (N) CHANGE OF BUSINESS. Enter into any new business unrelated to the processing, distribution, marketing or sale of meats, seafood or poultry products or make any material change in any of either Borrower's business objectives, purposes and operations.

            (0) DISPOSITION OF ASSETS. Sell, lease or otherwise dispose of any of their Properties, or permit any Subsidiary to sell, lease or otherwise dispose of any of their Properties within any one fiscal year with an aggregate book value of Fifty Thousand Dollars ($50,000.00) or more, including in either case any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of Borrowers' businesses or sales of slow-moving, obsolete or other Inventory which is not Eligible Inventory, in either case for so long as no Event of Default exists hereunder, (ii) a transfer of Property to a Borrower by a Subsidiary, (iii) dispositions expressly authorized by this Agreement, or (iv) sales or dispositions of Equipment and/or real Property which would not alone or in conjunction with other sales or dispositions materially and adversely affect Borrowers' business operations or abilities to repay the Obligations, or (v) the Plant City, Florida facility.

            (P) NAME OF EITHER BORROWER. Except upon twenty (20) days prior written notice to Agent, use any corporate name (other than their own) or any fictitious name, tradestyle or "d/b/a" except for the names disclosed on EXHIBIT F attached hereto.

            (Q) BILL-AND-HOLD SALES, ETC. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis.

            (R) USE OF AGENT'S OR ANY LENDER'S NAME. Without the prior written consent of Agent or the applicable Lender, use the name of Agent or any Lender or the name of any Affiliates of Agent or any Lender in connection with any of either Borrower's business or activities, except in connection with internal business matters, as required in dealings with governmental agencies and financial institutions and to trade creditors of Borrowers solely for credit reference purposes and in financial statements and SEC Reports and similar reports.

            (S) MARGIN SECURITIES. Own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, Agent shall have received an opinion of counsel reasonably satisfactory to Agent to the effect that such purchase or acquisition will not cause this Agreement to violate Regulations G, T or U or any other regulation of the Federal Reserve Board then in effect.

            T. RESTRICTED INVESTMENT. Make or have, or permit any Subsidiary either to make or have, any Restricted Investment.

            (U) FISCAL YEAR. Change, or permit any Subsidiary of either Borrower to change, its fiscal year, or permit any Subsidiary of either Borrower to have a fiscal year different from that of Borrowers. Borrowers further covenant that RFI shall not change its fiscal year.

            (V) STOCK OF SUBSIDIARY, ETC. Sell or otherwise dispose of any shares of capital stock of any Subsidiary of either Borrower, except to the other Borrower or in connection with a transaction permitted under Section 9.2(A), or permit any Subsidiary of either Borrower to issue any additional shares of its capital stock except director's qualifying shares.

            (W) LEASES. Become a lessee under any operating lease of Property if the aggregate Rentals payable during any current or future period of twelve
(12) consecutive
months during the Term hereof under the lease in question and all other operating leases under which Borrowers are then lessee would exceed Two Million Five Hundred Thousand Dollars ($2,500,000). The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease, exclusive of payments based on escalation formulae or for taxes, utilities, fuel services, insurance, common area maintenance and the like.

            (X) TAX CONSOLIDATION. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

    9.3 SPECIFIC FINANCIAL COVENANTS. During the Term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, RFI and Borrowers covenant that, unless otherwise consented to by Required Lenders in writing:

            (A) MINIMUM TANGIBLE NET WORTH. RFI shall have, as of each of the dates listed below, a Consolidated Tangible Net Worth of not less than the amount set forth opposite such dates in the following schedules:

      Date                                                  Amount
      --------------------------------------------------  -----------
      April 29, 1995                                      $14,500,000
      July 29, 1995                                       $15,500,000
      October 28, 1995                                    $15,500,000
      January 27, 1996                                    $16,000,000
      April 27, 1996                                      $16,000,000
      July 27, 1996                                       $16,500,000
      October 26, 1996                                    $16,500,000
      January 25, 1997 and the last day of each           $17,000,000
      fiscal quarter thereafter

            (B) MINIMUM EBITDA. RFI shall have for each of the rolling twelve month periods listed below an EBITDA equal to or greater than the amount set forth opposite such period in the following schedule.

      Period                                                Amount
      --------------------------------------------------  ----------
      Twelve months ending
      April 29, 1995                                      $4,500,000

      Twelve months ending July 29, 1995                  $4,500,000

      Twelve months ending
      October 28, 1995                                    $5,000,000

      Twelve months ending
      January 27, 1996                                    $5,000,000

      Twelve months ending
      April 27, 1996                                      $5,250,000

      Twelve months ending
      July 27, 1996                                       $5,250,000

      Twelve months ending
      October 26, 1996 and the
      last day of each fiscal
      quarter thereafter                                  $5,500,000

            (C) MAXIMUM RATIO OF (x) THE SUM OF CONSOLIDATED INDEBTEDNESS (OTHER THAN THE NON-CURRENT PORTION OF THE SENIOR NOTES) PLUS OUTSTANDING LETTERS OF CREDIT TO (y) EBITDA. RFI shall have, at each of the dates listed below, a ratio of (x) the sum of Consolidated Indebtedness (other than the non-current portion of the Senior Notes) PLUS outstanding Letters of Credit as of such date to (y) EBITDA for the twelve month period ended on such date of not more than the ratio set forth opposite such date in the following schedule:

        Date                                                  Ratio
        --------------------------------------------------  ----------
        April 29, 1995                                      5.75 to 1
        July 29, 1995                                       5.25 to 1
        October 28, 1995                                    4.50 to 1
        January 27, 1996                                    5.25 to 1
        April 27, 1996                                      5.50 to 1
        July 27, 1996                                       5.00 to 1
        October 26, 1996                                    4.25 to 1
        January 25, 1997 and the                            5.00 to 1
        last day of each fiscal
        quarter thereafter

            (D) MINIMUM INTEREST COVERAGE RATIO. RFI shall have at the end of each of the rolling twelve month periods listed below an Interest Coverage Ratio equal to or greater than the Interest Coverage Ratio set forth opposite such period in the following schedule:

      Period                                                Ratio
      --------------------------------------------------  ---------
      Twelve months ending
      April 29, 1995                                      1.15 to 1

      Twelve months ending
      July 29, 1995                                       1.20 to 1

      Twelve months ending
      October 28, 1995                                    1.40 to 1

      Twelve months ending
      January 27, 1996                                    1.30 to 1

      Twelve months ending
      April 27, 1996                                      1.30 to 1

      Twelve months ending
      July 27, 1996                                       1.50 to 1

      Twelve months ending
      October 26, 1996 and the
      last day of each fiscal
      quarter thereafter                                  1.50 to 1

            (E) MAXIMUM RATIO OF (x) THE SUM OF CONSOLIDATED INDEBTEDNESS (OTHER THAN THE NON-CURRENT PORTION OF THE SENIOR NOTES) PLUS THE BALANCE OF THE OUTSTANDING LETTERS OF CREDIT TO (y) TANGIBLE NET WORTH. RFI and Borrowers shall have on each of the dates listed below a ratio of (x) the sum of Consolidated Indebtedness (other than the non-current portion of the Senior Notes) plus the balance of outstanding Letters of Credit as of such date to (y) Tangible Net Worth as of such date of not more than the ratio set forth opposite such period in the following schedule:

        Period                                                Amount
        --------------------------------------------------  ----------
        April 29, 1995                                      2.00 to 1
        July 29, 1995                                       1.75 to 1
        October 28, 1995                                    1.45 to 1
        January 27, 1996                                    1.85 to 1
        April 27, 1996                                      1.85 to 1
        July 27, 1996                                       1.60 to 1
        October 26, 1996                                    1.45 to 1
        January 25, 1997 and the
        last day of each fiscal
        quarter thereafter                                  1.85 to 1

            (F) MINIMUM CONSOLIDATED WORKING CAPITAL. RFI shall maintain, as of each of the dates listed below, Working Capital (Consolidated Current Assets minus Consolidated Current Liabilities) of not less than the amount set forth opposite such date in the following schedule:

        Date                                                  Amount
        --------------------------------------------------  -----------
        April 29, 1995                                      $13,500,000
        July 29, 1995                                       $14,500,000
        October 28, 1995                                    $14,500,000
        January 27, 1996                                    $14,000,000
        April 27, 1996                                      $14,000,000
        July 27, 1996                                       $15,000,000
        October 26, 1996                                    $15,000,000
        January 27, 1997 and the
        last day of each fiscal
        quarter thereafter                                  $15,500,000

            (G) LIEN ON PLANT CITY PROPERTY. RFI shall agree not to permit, create or suffer to exist any Lien or mortgage upon the real or personal Property in Plant City, Florida owned by RFI or any Affiliate but nothing herein shall prohibit the sale of or a contract to sell such Property.

SECTION 10. CONDITIONS PRECEDENT

    Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or Lenders under the other Sections of this Agreement, it is understood and agreed that Lenders will not make any Loans or be required to issue any Letters under
Section 2 of this Agreement unless and until each of the following conditions has been and continues to be satisfied or has been waived in writing by Required Lenders, all in form and reasonably substance satisfactory to Lenders, Agent and Agent's and Lender's counsel:

    10.1 DOCUMENTATION. Agent shall have received the following documents, each to be in form and substance reasonably satisfactory to Agent and its counsel:

            (A) Certified copies of each Borrower's casualty insurance policies, together with loss payable endorsements on Agent's standard form of Loss Payee Endorsement naming Agent, for its benefit and the ratable benefit of Lenders, as loss payee, and certificates of insurance in respect to each Borrower's liability insurance policies together with endorsements naming Agent, for its benefit and the ratable benefit of Lenders, as a co-insured;

          (B) Copies of all filing receipts or acknowledgments issued by any governmental authority to evidence any filing or recordation necessary to perfect the Liens of Agent in the Collateral and evidence in a form reasonably acceptable to Agent that such Liens constitute valid and perfected security interests and Liens, having the Lien priority specified in Section 4.3(B) hereof;

          (C) Landlord or warehouseman waivers or agreements with respect to those premises leased by either Borrower and which are disclosed on EXHIBIT S attached hereto in respect to which Agent has required such agreements;

          (D) A copy of the Certificate of Incorporation of each Borrower and RFI and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;

          (E) Good standing certificates for each Borrower and RFI issued by the Secretary of State or other appropriate official of each Borrower's and RFI's jurisdiction of incorporation and each jurisdiction where the conduct of such Borrower's or RFI's business activities or the ownership of their respective Properties necessitates qualification and in which the failure to qualify would have a material adverse effect on such Borrower or RFI or their respective business or operations;

          (F) A Certificate of the Secretary of each Borrower, together with true and correct copies of the Certificate (Articles) of Incorporation and Bylaws of each Borrower, and all amendments thereto, true and correct copies of the resolutions of the Board of Directors of each Borrower authorizing or ratifying the execution, delivery and performance of this Agreement, the Notes, the Security Documents and the Other Agreements and the names of the officer or officers of each Borrower authorized to sign this Agreement, the Notes, the Security Documents and the Other Agreements together with a sample of the true signature of each such officer;

          (G) The Security Documents duly executed, accepted and acknowledged by or on behalf of each of the signatories thereto;

          (H) The Other Agreements duly executed and delivered by each Borrower;

          (I) The favorable, written opinion of Berlack, Israels & Liberman, counsel to Borrowers and RFI, as to the transactions contemplated by this Agreement and any of the other Loan Documents, to be substantially in the form of EXHIBIT T attached hereto;

          (J) Written instructions from each Borrower directing the application of proceeds of the initial Revolving Credit Loan made pursuant to this Agreement, and an initial Borrowing Base Certificate from Borrowers reflecting that Borrowers have Eligible Accounts and Eligible Inventory in amounts sufficient in value and amount to support the

Revolving Credit Loans in the amount requested by Borrowers on the date of such certificate;

          (K) Duly executed agreement establishing the Dominion Account with a financial institution acceptable to Agent for the collection or servicing of the Accounts;

          (L) Pay-off statements, releases and UCC-3 termination statements from Borrowers' existing senior lenders;

          (M) An executed copy of the accountant's letter referenced in Section 9.1(J);

          (N)  A Guaranty Agreement executed by RFI;

          (0) A Solvency Certificate executed by the chief financial officer (or such other officer as is acceptable to Agent) of each Borrower; and

          (P) Such other documents, instruments and agreements as Agent shall reasonably request in connection with the foregoing matters.

     10.2 OTHER CONDITIONS. The following conditions have been and shall continue to be satisfied:

          (A)  No Default or Event of Default shall exist;

          (B) Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied in all material respects;

          (C) Since January 28, 1995, there shall not have occurred any material adverse change in the business, financial condition or results of operations of Borrowers, or the existence or value of any Collateral, or any event, condition or state of facts which would reasonably be expected materially and adversely to affect the business, financial condition or results of operations of Borrowers, taken as a whole;

          (D) Agent shall have determined, in its sole discretion, that immediately after the Closing, the sum of Excess Revolving Credit Loan Availability plus Borrowers' Cash and Cash Equivalents, minus Borrowers' closing costs incurred in connection with this Agreement, as estimated by Agent, will not be less than One Million Dollars ($1,000,000.00);

          (E) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or which, in Lenders' reasonable judgment, would make it inadvisable to make the initial Revolving Credit Loan; and

          (F) Agent and Lenders shall have received such certificates and documents reflecting the Solvency of Borrowers, after giving effect to the transactions contemplated by this Agreement, as Agent and Lenders shall find acceptable, including, without limitation, pro-forma balance sheets, forecasted financial statements consisting of balance sheets, income statements and cash flow statements for Borrowers covering at least the one-year period commencing on the Closing Date, prepared by Borrowers and a fair valuation balance sheet for Borrowers showing that Borrowers are Solvent.

SECTION 11.  EVENTS OF DEFAULT: RIGHTS AND REMEDIES ON
             DEFAULT

     11.1 EVENTS OF DEFAULT. The occurrence of one or more of the following events shall constitute an "Event of Default":

          (A) PAYMENT OF NOTES. Borrowers shall fail to pay any installment of principal, interest or premium, if any, owing on the Notes on the due date of such installment.

          (B) PAYMENT OF OBLIGATIONS. Borrowers shall fail to pay any of the Obligations that are not evidenced by the Notes on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) and such failure shall continue for five (5) days.

          (C) MISREPRESENTATIONS. Any warranty, representation, or other statement made or furnished to Agent or any Lender by or on behalf of Borrowers or RFI or in any instrument, certificate or financial statement furnished in compliance with or in reference to this Agreement or any of the other Loan Documents when taken together as a whole proves to have been false or misleading in any material respect when made or furnished.

          (D) BREACH OF COVENANTS. Borrowers shall fail or neglect to perform, keep or observe (i) any covenant contained in Sections 4.3, 4.4, 4.5, 4.6, 5.4(B), 9.1(A), 9.1(F), 9.2 or 9.3 of this Agreement or (ii) any other covenant contained in this Agreement (other than a covenant default in the performance or observance of which is dealt with specifically elsewhere in this Section 11.1) and the breach of such other covenant is not cured to Required Lenders' satisfaction within twenty (20) days (one (1) day in respect to Section 5.2 and five (5) days in respect to Section 9.1(J)) after the sooner to occur of Borrowers' receipt of notice of such breach from Agent or any Lender or the date on which such failure or neglect becomes known to any officer of Borrowers.

          (E) DEFAULT UNDER OTHER AGREEMENTS. Any event of default shall occur under, or either Borrower shall default in any material respect in the performance or observance of any term, covenant, condition or agreement contained in, any of the Other Agreements and such Borrower shall have received any required notice of such default and such default shall continue beyond any applicable period of grace.

          (F) DEFAULT UNDER SECURITY DOCUMENTS. Any event of default shall occur under, or either Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents, in either case in any material respect, and such default shall continue beyond any applicable period of grace.

          (G) OTHER DEFAULTS. There shall occur any default or event of default on the part of either Borrower (including specifically, but without limitation, due to non-payment) under any agreement, document or instrument to which Borrower is a party or by which either Borrower or any of their Properties is bound, creating or relating to any Indebtedness in the aggregate principal amount of Fifty Thousand Dollars ($50,000.00) or more (other than the Obligations) if the payment or maturity of such Indebtedness is accelerated (or in the case of Indebtedness due on demand, demanded) in consequence of such event of default.

          (H) UNINSURED LOSSES; UNAUTHORIZED DISPOSITIONS. Any material loss, theft, damage or destruction not covered by insurance (to the extent required by this Agreement), or sale, lease or encumbrance of any of the Collateral by either Borrower or the making of any levy, seizure, or attachment thereof or thereon except in all cases as may be specifically permitted by other provisions of this Agreement.

          (I) ADVERSE CHANGES. There shall occur any material adverse change in the financial condition or business prospects of either Borrower or RFI.

          (J) INSOLVENCY, ETC. Either Borrower or RFI shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against either Borrower or RFI under the Bankruptcy Code (if against either Borrower or RFI, the continuation of such proceeding for more than thirty (30) days unless prior to the expiration of such period, either Borrower or RFI consents to, or is no longer actively contesting such order of relief), or either Borrower or RFI shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

          (K) BUSINESS DISRUPTION; CONDEMNATION. There shall occur a cessation of a substantial part of the businesses of Borrowers for a period which significantly affects Borrowers' capacity to continue their business, on a profitable basis; or either Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by either Borrower which is necessary to the continued or lawful operation of all or a substantial part of its business; or either Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or a substantial part of its business affairs; or any material lease or agreement pursuant to which either Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term other than by the exercise of a purchase option; or any material portion of the Collateral shall be taken through condemnation.

          (L) CHANGE OF OWNERSHIP. (i) There shall have occurred a "Change in Control." "Change of Control" shall mean the occurrence of any of the foregoing: (1) any Person, or any group within the meaning of Section
13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, shall have acquired after the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly on a single day or with respect to one transaction, of Securities (or other Securities convertible into such Securities) representing fifty percent (50%) of the combined voting power of all Securities of RFI entitled to vote in the election of directors other than Securities having such power only by reason of the happening of a contingency (hereinafter called a "Controlling Person");
or (2) a majority of the Board of Directors of RFI shall cease for any reason to consist of (A) individuals who on the date hereof were serving as directors of RFI and (B) individuals who subsequently become members of the Board if such individuals' nomination for election or election to the Board is recommended or approved by a majority of the Board of Directors or stockholders of RFI. For purposes of clause (1) above, a person or group shall not be a Controlling Person if such Person or group holds voting power in good faith and not for the purposes of circumventing this provision as an agent, bank, broker, nominee, trustee, or holder of revocable proxies given in response to a solicitation pursuant to the Exchange Act, for one or more beneficial owners who do not individually, or, if they are a group acting in concert, as a group, have the voting power specified in clause (1); or

          (ii) RFI shall cease to own and control, beneficially and of record, a majority of the outstanding capital stock of RMI or RMI shall cease to own and control, beneficially and of record, a majority of the capital stock of RISI.

          (M) ERISA. A Reportable Event shall occur which Required Lenders, in their sole discretion, shall determine in good faith constitutes reasonable grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated other than in a standard termination or any such trustee shall be requested or appointed, or if either Borrower is in "default" (as defined in Section 4219(c) (5) of ERISA) with respect to payments to a Multiemployer Plan resulting from either Borrower's complete or partial withdrawal from such Plan aggregating One Hundred Thousand Dollars ($100,000.00) or more.

          (N) LITIGATION. Either Borrower, or any Affiliate of either Borrower, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the

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Obligations or the perfection or priority of any Lien granted to Agent, for its benefit and the ratable benefit of Lenders.

          (0) CRIMINAL FORFEITURE. Any of either Borrower or RFI shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of either Borrower or RFI having an aggregate book value of One Hundred Thousand Dollars ($100,000) or more.

          (P) JUDGMENTS. Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against either Borrower or RFI and the same shall not (i) be fully covered by insurance, or
(ii) within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal or other post-trial motion, or shall not have been discharged within ten (10) days after the expiration of any such stay.

     11.2 ACCELERATION OF THE OBLIGATIONS. Upon the occurrence of an Event of Default and during the continuance thereof, Agent shall, at request of the Required Lenders, without notice, (i) terminate this facility with respect to further Revolving Credit Loans or Letters of Credit, whereupon no further Revolving Credit Loans may be made hereunder and no further Letters of Credit may be issued thereunder, and/or (ii) declare all Obligations to be forthwith due and payable, whereupon all Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers; PROVIDED, HOWEVER, that upon the occurrence of an Event of Default specified in Section 11.1(J) hereof, the Obligations shall become due and payable without declaration, notice or demand by Agent.

     Agent shall take such action with respect to any Default or Event of Default as shall be directed by the Required Lenders; PROVIDED that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Agent and Lenders holding Notes taken as a whole, including any action (or the failure to act) pursuant to the Loan Documents.

     11.3 REMEDIES. After the occurrence of an Event of Default and during the continuance thereof, Agent and/or Lenders shall have and may exercise from time to time the following rights and remedies:

          (A) All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Agent or any Lender may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents.

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                 (B)   The right to take immediate possession of the Collateral,
and (i) to require Borrowers to assemble the Collateral, at Borrowers' expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) to enter any of the premises of either Borrower or wherever any of the Collateral shall be located, and to keep and store the same on said premises until sold (and if said premises be the Property of either Borrower, such Borrower agrees not to charge Agent for storage thereof).

                 (C) The right to sell or otherwise dispose of all or any Collateral in its then condition or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Borrowers agree that ten
(10) days written notice to Borrowers of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrowers' premises without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent or any Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations.

                 (D) Except as otherwise limited by any applicable contract, Agent is hereby granted a license or other right to use, without charge, Borrowers' labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrowers' rights under all licenses and all franchise agreements shall inure to Agent's benefit and the ratable benefit of Lenders.

                 (E) The proceeds realized from the sale of any Collateral may be applied, after allowing one (1) Business Day for collection, first to the costs, expenses and reasonable attorneys' fees incurred by Agent or any Lender in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, secondly to the interest due upon any of the Obligations; and thirdly, to the principal of the Obligations. If any deficiency shall remain, Borrowers shall remain liable to Agent and Lenders therefor.

                 (F) With respect to the face amount of all Letters of Credit issued by Agent then outstanding, Agent or Lenders may, at its or their option, require Borrowers to deposit with Agent funds equal to such face amount, and if Borrowers fail to promptly make such deposit, Lenders may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Any such deposit or advance shall be held by Agent as a reserve to fund future drawings against such Letters of Credit. At such time as all Letters

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

of credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or to the extent all Obligations have been indefeasibly paid in full, returned to Borrowers.

     11.4 REMEDIES CUMULATIVE; NO WAIVER. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Agent or any Lender or contained in any other agreement between Agent or any Lender and Borrowers, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or any Lender to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such Liens, rights, powers and remedies, but all such Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrowers to Agent or any Lender shall have been fully satisfied and Lenders shall have no further obligations to make Loans or issue Letters of Credit and all Liens, rights, powers, and remedies herein provided for are cumulative and none are exclusive.

SECTION 12.  THE AGENT

     12.1 AUTHORIZATION AND ACTION. Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement, and the other Loan documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; PROVIDED, HOWEVER, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or the other Loan Documents or applicable law. Agent agrees to give each Lender promptly a copy of each notice given to it by Borrowers pursuant to the terms of this Agreement and the other Loan Documents.

     12.2 AGENT'S RELIANCE, ETC. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat the payee of any note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (ii) may consult with legal counsel, independent public

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accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranty or representations to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers or to inspect the property (including the books and records) of Borrowers; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and
(vi) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties.

     12.3 LASALLE AND AFFILIATES. With respect to its commitment hereunder to make Revolving Credit Loans made by it, LaSalle shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include LaSalle in its individual capacity. LaSalle and its Affiliates may lend money to, and generally engage in any kind of business with, Borrowers, any of their Subsidiaries and any Person who may do business with or own securities of either Borrower or any such Subsidiary, all as if LaSalle were not Agent and without any duty to account therefor to Lenders.

     12.4 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 8.1 (N) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     12.5 INDEMNIFICATION. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers), ratably according to the respective principal amounts of the Notes then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement, PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence


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

or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable shares of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers or RFI.

     12.6 SUCCESSOR AGENT. Agent may resign at any time by giving written notice thereof to Lenders and Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank or financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

SECTION 13.  MISCELLANEOUS

     13.1 POWER OF ATTORNEY. Borrowers hereby irrevocably designate, make, constitute and appoint Agent (and all Persons designated by Agent) as Borrowers' true and lawful attorney (and agent-in-fact) and Agent, or Agent of Agent, may, without notice to Borrowers and in either Borrowers' or Agent's names or name, but at the cost and expense of Borrowers:

                 (A) At such time or times hereafter as Agent or said agent, in its sole discretion, may determine, endorse either Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control; and

                 (B) At such time or times upon or after the occurrence of an Event of Default and during the continuance thereof as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of either Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell


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or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent or Required Lenders deems or deem advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign either Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to either Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of either Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of either Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use either Borrower's stationery and sign the name of either Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral and to which either Borrower has access; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrowers' obligations under this Agreement.

     13.2 INDEMNITY. Borrowers hereby agree to indemnify Agent and each Lender and hold Agent and each Lender harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Agent or any Lender as the result of Borrowers' failure to observe, perform or discharge Borrowers' duties hereunder, PROVIDED that the same does not result from the gross negligence or willful misconduct of the indemnitee. This indemnity shall extend to any claims asserted against Agent or any Lender by any Person under any Environmental Laws or similar laws by reason of Borrowers' failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 13.2 shall survive the payment in full of the Obligations and the termination of this Agreement, but shall not thereafter be secured by the Collateral.

     13.3 COMPLETE AGREEMENT: MODIFICATION OF AGREEMENT; SALE OF INTEREST. (a) The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except by an agreement in writing signed by Borrowers, Agent and Required Lenders. Borrowers may not sell, assign or transfer any of the Loan Documents or any portion thereof, including without limitation, Borrowers' rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrowers hereby consent to Agent's and any Lender's sale of participation, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, Agent's and any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not; Borrowers agree that they will use commercially reasonable efforts to assist and cooperate with Agent and any Lender in any manner


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


reasonably requested by Agent or such Lender to effect the sale of participation in or assignment of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, assistance in the preparation of appropriate disclosure documents or placement memoranda and executing appropriate amendments to the signature pages hereto to reflect the addition of any Lenders and such Lender's respective commitments at such Lender's expense. The foregoing notwithstanding, except with respect to sales, assignments or transfers to Affiliates under common control pursuant to which the selling, assigning or transferring Lender retains its voting rights, no Lender shall sell participation or assign, transfer or otherwise dispose of any of the Loan Documents or any portion thereof or interest therein, without the prior written consent of Agent, which shall not be unreasonably withheld.

     (b) In respect to any assignment by a Lender of its rights and obligations under this Agreement the Lender agrees to give Agent five (5) days notice (including, without limitation, all or a portion of its Revolving Loan Commitments and of the Revolving Credit Loans owed to it and the Revolving Credit Note(s) held by it) (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations, (ii) except in the case of an assignment of all of a Lender's rights and obligations under this Agreement, (A) the aggregate amount of the Revolving Loan Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than Five Million Dollars ($5,000,000.00), and in integral multiples of One Million Dollars ($1,000,000.00) thereafter, or such lesser amount as to which the Borrowers and the Agent may consent to and (B) after giving effect to each such assignment, the aggregate amount of the Revolving Loan of the assigning Lender shall in no event be less than Five Million Dollars ($5,000,000.00), (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance in the form of EXHIBIT U hereto (an "Assignment and Acceptance"), together with any Revolving Credit Note(s) subject to such assignment and a processing and recordation fee payable to Agent of Twenty Five Hundred Dollars ($2,500.00), and (iv) any Lender may without the consent of Borrowers or the Agent, and without paying any fee, assign to any Affiliate of such Lender that is a bank or financial institution all of its rights and obligations under this Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). If, pursuant to this Section 13.4, any interest in this Agreement or any Revolving Credit Loan, Letter of Credit or Note is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor


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

Lender shall cause such transferee (other than any participant), and may cause any participant, concurrently with the effectiveness of such transfer, (a) to represent to the transferor Lender (for the benefit of the transferor Lender, the Agent, and Borrowers) that under applicable law and treaties no Taxes will be required to be withheld by Agent, Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the Revolving Credit Loans, Letters of Credit, (b) to furnish to the transferor Lender, Agent and Borrowers either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (c) to agree (for the benefit of the transferor Lender, Agent and Borrowers) to provide the transferor Lender, Agent and Borrowers a new Form 4224 or Form 1001 upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

     (c) In the event any Lender assigns or otherwise transfers all or any part of its Revolving Credit Note, any such Lender shall so notify Borrowers and Borrowers shall record the assignment pursuant to Section 9.l(N) hereof, and shall, upon the request of such Lender, issue new Revolving Credit Notes in exchange for the old Revolving Credit Notes.

     (d) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER: (a) that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby do any of the following: (i) increase the Maximum Revolving Credit Loan to be made hereunder or subject any Lender to any additional obligations, (ii) reduce the principal of, or rate of interest on, the Notes or other amount payable hereunder other than those payable only to LaSalle in its capacity as Agent which may be reduced by LaSalle unilaterally, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or other amounts payable hereunder, other than those payable only to LaSalle in its capacity as Agent which may be postponed by LaSalle unilaterally, (iv) change the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (v) release or discharge any Person liable for the performance of any obligations of Borrowers hereunder or under any of the Loan Documents,
(vi) increase the advance rates contained in the definition of the Borrowing Base, (vii) to the extent Agent's or Lenders' consent is required by the terms hereof, release all or substantially all of the Collateral, (viii) amend this Section 13.3; (b) that no amendment, waiver or consent shall be effective unless in writing and signed by Agent and either Required Lenders or all Lenders, as required by the terms hereof.

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

     13.4 REIMBURSEMENT OF EXPENSES. If, at any time or times prior or subsequent to the date hereof, regardless of whether or not an Event of Default then exists or any of the transactions contemplated hereunder are concluded, Agent, Lender or any Participating Lender employs counsel for advice or other representation, or incurs legal expenses or other costs or out-of-pocket expenses in connection with: (A) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or, except any expenses in connection with, any sale or attempted sale of any interest herein to a Lender or Participating Lender; or (B) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby;
(C) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, either Borrowers or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrowers' affairs; (D) any attempt to enforce any rights of Agent or any Lender or any Participating Lender against Borrowers or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (E) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then in any such event, the reasonable attorneys' fees arising from such services and all reasonable expenses, costs, charges and other fees of such counsel or of Agent or any Lender or relating to any of the events or actions described in this Section shall be payable, on demand, by Borrowers to Agent, any Lender or to such Participating Lender, as the case may be, and shall be additional Obligations hereunder secured by the Collateral. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include reasonable accountants' fees, costs and expenses; court costs and expenses; reasonable photocopying and duplicating expenses; reasonable court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; reasonable secretarial over-time charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Agent or any Lender) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation of any of the Obligations hereunder, by reason of any existing or hereafter enacted federal or state statute, Borrowers will pay all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold Agent and any Lender harmless from and against liability in connection therewith. Borrowers' obligations pursuant to this Section 13.4 shall survive the termination of this Agreement. The foregoing notwithstanding, Borrowers shall not be required to reimburse Agent or Lenders for its or their legal expenses in connection with any proceeding in which Borrowers pursuant to a final, non-appealable judgment are the prevailing party.

     13.5 INDULGENCES NOT WAIVERS. Agent's or Required Lenders' failure, at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement shall not waive, affect or diminish any right of Agent or Required Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or Required Lenders of an Event of Default by Borrowers under this Agreement or any of the other Loan Documents shall not suspend, waive or affect any other Event of Default by Borrowers under this Agreement or any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrowers under this Agreement or any of the other Loan Documents shall be deemed to have been suspended or waived by Agent or Required Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and Required Lenders and directed to Borrowers.

     13.6 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     13.7 SUCCESSORS AND ASSIGNS. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrowers, Agent and Lenders. This provision, however, shall not be deemed to modify Section 13.3 hereof.

     13.8 CUMULATIVE EFFECT; CONFLICT OF TERMS. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.5 of this Agreement and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     13.9 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     13.10 NOTICE. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing shall be delivered in person (by personal delivery, delivery service or overnight courier service) with receipt acknowledged, or telecopied with receipt acknowledged, or sent by certified mail, return receipt requested, postage prepaid, addressed as hereafter set forth, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


(A)    If to Agent:                LaSalle National Bank
                                   120 South LaSalle Street
                                   Chicago, Illinois 60603
                                   ATTENTION: Lori C. Weidner
                                   Telecopier No.: (312) 750-6189

                                   WITH A COPY TO:

                                   Vedder, Price, Kaufman & Kammholz
                                   222 North LaSalle Street
                                   Suite 2600
                                   Chicago, Illinois 60601
                                   ATTENTION: John T. McEnroe
                                   Telecopier No.: (312) 609-5005

(B)  If to Borrowers and/or RFI:   c/o Rymer Foods Inc.
                                   4600 S. Packers Avenue
                                   Suite 400
                                   Chicago, Illinois 60609
                                   ATTENTION: Ludwig A. Streck
                                   Telecopier No.: (312) 650-0500

                                   WITH A COPY TO:

                                   Berlack, Israels & Liberman
                                   120 West 45th Street
                                   29th Floor
                                   New York, New York  10036
                                   ATTENTION: Jesse Meer
                                   Telecopier No.: (212) 704-0196

(C) If to any Lender, at its address indicated on the signature pages hereof or in a Notice to Borrowers of assignment of a Note,

or to such other address as each party may designate for itself by like notice given in accordance with this Section 13.10;

     The foregoing notwithstanding, any notice, request or demand to or upon Agent and Lenders pursuant to Section 3.3 or 3.4 shall not be effective until received by Agent and Lenders.

     13.11 AGENT'S OR REQUIRED LENDERS' CONSENT. Except as otherwise specifically provided for herein whenever Agent's or Required Lenders' consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, Agent or Required Lenders shall be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition its or their consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

     13.12 DEMAND OBLIGATIONS. Nothing in this Agreement shall affect or abrogate the demand nature of any portion of the Obligations expressly made payable on demand by this Agreement or by any instrument evidencing or securing same, and the occurrence of an Event of Default shall not be a prerequisite for Agent or any Lender requiring payment of such Obligations.

     13.13 TIME OF ESSENCE. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

     13.14 ENTIRE AGREEMENT. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

     13.15 INTERPRETATION. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     13.16 GOVERNING LAW: CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN CHICAGO, ILLINOIS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO ANY CONFLICT OF LAW PROVISIONS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENTS LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OR LENDERS' OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF
SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWERS, AGENT OR

ANY LENDER, BORROWERS, AGENT AND LENDERS HEREBY CONSENT AND AGREE THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR, AT REQUIRED LENDERS' OPTION, THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS AND AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWERS, AGENT AND LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWERS HEREBY WAIVE ANY OBJECTION WHICH BORROWERS MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING FOR SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
BORROWERS HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS' ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR LENDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR LENDERS OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

     13.17 WAIVERS BY BORROWERS. BORROWERS WAIVE (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND LENDERS HEREBY ALSO WAIVE) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL, (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY AND, IF AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR LENDERS ON WHICH BORROWERS MAY IN ANY WAY BE LIABLE AND HEREBY RATIFY AND CONFIRM WHATEVER COMMERCIALLY REASONABLE STEPS AGENT OR LENDERS MAY TAKE IN THIS REGARD; (iii) EXCEPT AS OTHERWISE EXPLICITLY PROVIDED HEREIN OR IN THE UCC, NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL

OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT OR ANY LENDER TO EXERCISE ANY OF AGENT'S OR LENDERS' REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) ANY RIGHT BORROWERS MAY HAVE UPON PAYMENT IN FULL OF THE OBLIGATIONS TO REQUIRE AGENT TO TERMINATE ITS SECURITY INTEREST IN THE COLLATERAL OR IN ANY OTHER PROPERTY OF BORROWERS UNTIL TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS AND THE EXECUTION BY BORROWERS, AND BY ANY PERSON WHOSE SECURED LOANS TO BORROWERS ARE USED IN WHOLE OR IN PART TO SATISFY THE OBLIGATIONS, OF A USUAL AND CUSTOMARY INDEMNITY AND RELEASE AGREEMENT INDEMNIFYING AGENT AND LENDERS FROM ANY LOSS OR DAMAGE AGENT OR ANY LENDER MAY INCUR AS THE RESULT OF DISHONORED CHECKS OR OTHER ITEMS OF PAYMENT RECEIVED BY AGENT OR ANY LENDER FROM BORROWERS OR ANY ACCOUNT DEBTOR AND APPLIED TO THE OBLIGATIONS; AND (vi) NOTICE OF ACCEPTANCE HEREOF AND BORROWERS ACKNOWLEDGE THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENTS AND LENDERS' ENTERING INTO THIS AGREEMENT AND THAT AGENT AND LENDERS ARE RELYING UPON THE FOREGOING WAIVERS IN THEIR FUTURE DEALINGS WITH BORROWERS. BORROWERS WARRANT AND REPRESENT THAT THEY HAVE REVIEWED THE FOREGOING WAIVERS WITH THEIR LEGAL COUNSEL AND HAVE KNOWINGLY AND VOLUNTARILY WAIVED THEIR JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     13.18 PUBLICITY. Borrowers hereby consent to Agent's use of the name or tradestyle of Borrowers in any announcements or advertisements relating to the completion of the transactions contemplated hereby and the role played by Agent in providing financing to Borrowers hereunder in such media and in such manner as Agent, in its reasonable judgment, determines.

     13.19 REIMBURSEMENT. The undertaking by Borrowers to repay the Obligations and each representation warranty or covenant of Borrowers are and shall be joint and several. To the extent that either Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit, received by any such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrower for the amount of such excess PRO RATA, based on their respective net worths as of the date hereof. This Section 13.19 is intended only to define the relative rights of the Borrowers, and nothing set forth in
Section 13.19 is intended or shall impair the obligations of each Borrower, jointly and severally, to pay Agent and Lenders the Obligations as when the same shall become due and payable in accordance with the terms hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed in Chicago, Illinois, on the day and year specified at the beginning hereof.

BORROWERS:

RYMER MEAT INC.                           LASALLE NATIONAL BANK
("Borrower")                              ("Agent and a "Lender")

By: /s/ Ludwig A. Streck                  By: /s/ Lori C. Weidner
   -----------------------------------        ----------------------------------
   Name:                                      Name:
        ------------------------------             -----------------------------
   Title:                                     Title:
         -----------------------------              ----------------------------
                                          Revolving Loan Commitment: $25,000,000

RYMER INTERNATIONAL
SEAFOOD INC.
("Borrower")

By: /s/ Ludwig A. Streck
   -----------------------------------
   Name:
        ------------------------------
   Title:
         -----------------------------


RYMER FOODS INC.
("Guarantor")

By: /s/ Ludwig A. Streck
   -----------------------------------
   Name:
        ------------------------------
   Title:
         -----------------------------

                                    EXHIBIT A

                              REVOLVING CREDIT NOTE


$____________                                                   April ____, 1995
                                                               Chicago, Illinois


     FOR VALUE RECEIVED, the undersigned, Rymer Meat Inc., an Illinois corporation ("RMI"), and Rymer International Seafood Inc., an Illinois corporation ("RISI") and together with RMI, "Borrowers"), hereby, jointly and severally, PROMISE TO PAY to the order of ____________________________, a _________ ("Lender"), or its registered assigns, at ____________________, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of _________________________ Dollars ($__________), or such lesser principal amount as may be outstanding pursuant to the Loan Agreement (as hereinafter defined) with respect to the Revolving Credit Loan owed to Lender, together with interest on the unpaid principal amount of this Note outstanding from time to time.

     This Note is one of the Revolving Credit Notes issued pursuant to Section
2.1 of that certain Loan and Security Agreement dated the date hereof among Borrowers, "Lenders" (as defined therein) and LaSalle National Bank as agent for such Lenders, (such Loan Agreement, as amended from time to time, the "Loan Agreement"), and is entitled to the benefit and security of the "Loan Documents" (as defined in the Loan Agreement) provided for therein, to which reference is hereby made for a statement of all of the terms and conditions under which the loan evidenced hereby is made. All capitalized terms herein, unless otherwise defined, shall have the meanings ascribed to them in the Loan Agreement.

     The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement and, if not sooner paid in full, on April 1, 1997, unless the term hereof is extended in accordance with the Loan Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Loan Agreement.

     If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     Upon and after the occurrence, and during the continuation, of an Event of Default, this Note shall or may, as provided in the Loan Agreement, and without demand, notice or legal process of any kind, become or be declared immediately due and payable.

     The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.

     Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrowers.

     This Note shall be interpreted, governed by, and construed in accordance with, the internal laws of the State of Illinois, without regard to any conflict of laws provisions.


                                        RYMER MEAT INC.



                                        By:_____________________________________
                                             Name:______________________________
                                             Title:_____________________________



                                        RYMER INTERNATIONAL SEAFOOD INC.



                                        By:_____________________________________
                                             Name:______________________________
                                             Title:_____________________________

                                    EXHIBIT B
                         NOTICE OF REVOLVING CREDIT LOAN

                              ________________, 199__



LaSalle National Bank,
as Agent for the Lenders Participating
in the Loan and Security Agreement
referred to below
120 South LaSalle Street
Chicago, Illinois 60603

Gentlemen:

     The undersigned, [Pick either Rymer Meat Inc. or Rymer International Seafood Inc.], refer to the Loan and Security Agreement, dated as of April
__, 1995 (the "Loan Agreement", the terms defined therein being used herein as therein defined), between the undersigned, Rymer Foods Inc., the Lenders named therein and LaSalle National Bank, as a Lender and as Agent for Lenders, and hereby give you notice, irrevocably, pursuant to Section 2.1 of the Loan Agreement, that the undersigned hereby request a Revolving Credit Loan under the Loan Agreement, and in that connection set forth below the information relating to such Revolving Credit Advance as required by Section 2.1(a) of the Loan
Agreement:

     (i) The date of the requested Revolving Credit Loan shall be _________________, 199___.

     (ii) The aggregate amount of the requested Revolving Credit Loan is $_____________.

     The undersigned hereby certify that the statements contained in Section 8.2 of the Loan Agreement are true on the date hereof, and will be true on the date of the requested Revolving Credit Advance, before and after giving effect thereto and to the application of the proceeds therefrom.

                                        Very truly yours,

                                        [RYMER MEAT INC.] OR [RYMER
                                        INTERNATIONAL SEAFOOD INC.]



                                        By: ____________________________________

                                               Name: ___________________________
                                               Title: __________________________

                                    EXHIBIT C

                          BORROWERS' BUSINESS LOCATIONS

     (1) Borrowers currently have the following business locations, and not others:


     (2) Borrowers maintain their books and records relating to Accounts and General Intangibles at:


     (3) During the preceding five-year period, Borrowers have had no office, place of business or agent for process located in any county other than as set forth above, except:

                                    EXHIBIT E

                         JURISDICTION IN WHICH BORROWERS
                          ARE AUTHORIZED TO DO BUSINESS


     (1)

     (2)

                                    EXHIBIT F

                        CORPORATE NAMES AND PREDECESSORS

     (1) Each Borrower's correct corporate name, as registered with the Secretary of State (Commonwealth) of its State (Commonwealth) of incorporation is:

            Name              State (Commonwealth) of Incorporation
            ----              -------------------------------------

     (a)
     (b)
     (c)
     (d)

     (2) During the preceding five-year period, each Borrower has used the following names:

                                    EXHIBIT G


                  PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

     (1)    Borrowers have no patents [, except].

     (2)    Borrowers have no trademarks [, except].

     (3)    Borrowers have no copyrights [, except].

     (4) Borrowers have no licenses, other than routine business licenses, authorizing them to transact business in local jurisdictions [and the following:].

                                    EXHIBIT H

                        CAPITAL STRUCTURE AND AFFILIATES


     (1) The number of authorized shares of common stock of RMI is _______. The number of issued shares of common stock of RMI is ______. RMI has no treasury stock.

     (2) All of the issued shares of RMI are fully paid and non-assessable and are owned by the following Persons: Rymer Foods Inc.

     (3)    RMI has no Subsidiaries, except the following:

                                            State of         Percent of Voting
Name                                      Incorporation     Stock Borrower Owns
- ----                                      -------------     -------------------
(a) Rymer International Seafood Inc.        Illinois               100%

(b) __________________________________      _________              ___%

     (4) The number of authorized shares of common stock of RISI is ________. The number of issued shares of common stock of RISI is ________. RISI has no treasury stock.

     (5) All of the issued shares of RISI are fully paid and non-assessable and are owned by the following Persons:

     (6)    RISI has no Subsidiaries [, except the following:]

                         State of                 Percent of Voting
Name                   Incorporation             Stock Borrower Owns
- ----                   -------------             -------------------

                                    EXHIBIT I

              CONTRACTS RESTRICTING BORROWERS' RIGHT TO INCUR DEBTS

     There are no contracts that restrict the right of either Borrower to incur Indebtedness, except the following:

     (1)

     (2)


     None of the foregoing contracts restricts or prohibits either Borrower from executing, delivering and performing this Agreement, the Other Agreements or the Security Documents or incurring any Obligations to Agent and Lenders in accordance with this Agreement.

                                    EXHIBIT J

                                   LITIGATION


     (1) There are no proceedings pending against either Borrower in any court, except as follows:

                                  ____________
                                  ____________

     (2) The only threatened litigation of which either Borrower is aware is as follows:

                                  ____________
                                  ____________

                                    EXHIBIT K

                                  PENSION PLANS

                                    EXHIBIT L

                                 LABOR CONTRACTS


     Neither Borrower has any agreements with any organization of its employees[, except the following:]

                                    EXHIBIT M

                       EXCEPTIONS TO COMPLIANCE WITH LAWS

                                    EXHIBIT N

                               SURETY OBLIGATIONS

                             ADVERSE TRADE RELATIONS

                                    EXHIBIT O

                               CAPITALIZED LEASES

          Borrowers have the following capitalized leases:

                                    EXHIBIT P

                                OPERATING LEASES

          Borrowers have the following operating leases:

                                    EXHIBIT Q

                             COMPLIANCE CERTIFICATE

                        [LETTERHEAD OF RYMER FOODS INC.]

                                  ______, 19__


TO:  LaSalle National Bank
     120 South LaSalle Street
     Chicago, Illinois 60603

     The undersigned, in his capacity as the chief financial officer of Rymer Foods Inc. ("RFI"), Rymer Meat Inc. ("RMI") and Rymer International Seafood, Inc. ("RISI" and together with RMI, "Borrowers") gives this certificate to LaSalle National Bank ("Agent") in accordance with the requirements of
Section 9.1(J) of that certain Loan and Security Agreement dated April __, 1995, among Borrowers, RFI, the "Lenders" (as defined therein) and LaSalle National Bank, as agent for said Lenders (the "Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement:

     (1) Based upon my review of the consolidated balance sheets and statements of income of [RFI] for the [fiscal year] [fiscal month] ending _______, 19__, copies of which are attached hereto, I hereby certify that:

            (a)  RFI's Tangible Net Worth as of _______, 19__, is $____________;

            (b) The excess of RFI's Consolidated Current Assets over Consolidated Current Liabilities as of ___________________, 199__ is ____________ Dollars ($____________);

            (c) The Interest Coverage Ratio for the fiscal period ending ______________ is ______________ to 1;

            (d) The ratio of (x) the sum of RFI's Consolidated Indebtedness (other than the non-current portion of the Senior Notes) plus the aggregate balance of the outstanding Letters of Credit as of ______________, 199__ to (y) EBITDA for the twelve month period ended __________, 199__ is ___________ to 1;

            (e) The ratio of (x) the sum of RFI's Consolidated Indebtedness (other than the non-current portion of the Senior Notes) plus the aggregate balance of outstanding Letters of Credit to (y) Tangible Net Worth all as of _____, 199__ is to 1;

            (f) The amount of Capital Expenditures for the period from _______ to _______ is ______________ Dollars ($___________); and

            (g) The aggregate amount of Rentals payable under operating leases in the current fiscal year is _______________________ Dollars ($_____________).

     (2) No Default exists on the date hereof, other than: _____________ (if none, so state); and

     (3)    No Event of Default exists on the date hereof, other than:
_____________ (if none, so state).

                                                  Very truly yours,

                                                  Chief Financial Officer

                                    EXHIBIT R

                                 PERMITTED LIENS

                                    EXHIBIT S

                         LANDLORD OR WAREHOUSE LOCATIONS

                                    EXHIBIT U

                                     FORM OF
                       ASSIGNMENT AND ACCEPTANCE AGREEMENT


          THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT  (this "Agreement")   made
as   of ____________,  199__  by   and   between _____________ ("Assignee") and
____________________ ("Assignor").


          RYMER Meat Inc. an Illinois corporation ("RMI"), Rymer International Seafood Inc., an Illinois corporation ("RISI", and together with RMI, "Borrowers"), the lender signatories, thereto ("Lenders") and LaSalle National Bank, a national banking association ("LaSalle") as agent for such Lenders (LaSalle, in such capacity "Agent"), entered into a certain Loan and Security Agreement dated as of April 7, 1995 (the "Loan Agreement") pursuant to which Lenders extended credit to the Borrowers in an aggregate principal amount not to exceed at any time outstanding Twenty-Five Million Dollars ($25,000,000). The parties are entering into this Agreement to provide for the transfer by Assignor of a portion of its rights and obligations under the Loan Agreement to Assignee.

          Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

          NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignee and Assignor agree as follows:

          1.     ASSIGNMENT

          (a) Assignor hereby sells, assigns and transfers to Assignee, and Assignee hereby purchases and assumes from the Assignor as of the Effective Date (as defined in Section 4 hereof) subject to the terms and conditions set forth in Section 13.3(b) of the Loan Agreement
(i)_________________________ Dollars ($________) Revolving Loan Commitment,
including without limitation, an equivalent undivided interest and participation in and to all Letters of Credit, whether outstanding on the Effective Date or issued thereafter (collectively, the "Assigned Commitment"), which is evidenced by the Revolving Credit Note in the form of EXHIBIT A hereto (the "________ Revolving Credit Note"), and (ii) a proportional __________ percent (___%) portion of the Revolving Credit Loans outstanding as of the Effective Date (the "Assigned Revolving Credit, Loan"), also evidenced by the __________ Revolving Credit Note. As of the date hereof, the face amount of all outstanding Letters of Credit is ____________________ ($______).

          (b) The Assignee hereby irrevocably purchases, takes and assumes for the benefit or Assignor and Borrowers, effective on the Effective Date, all duties, liabilities, obligations; rights and interests assigned and delegated to it by the Assignor (including, without limitation, the obligation to make Revolving Credit Loans or to incur obligations in respect to Letters of Credit up to the amount of the Assignee's Assigned Commitment) and agrees to perform and assume all such duties, liabilities and obligations, and shall have all such rights and interests, on and after the Effective Date as if it had been an original party to the Loan Agreement and each of the other Loan Documents having a Revolving Credit Loan Commitment equal to _______________________________ (____%) of the total Revolving Credit Loan Commitments under the Loan Agreement (but not to exceed ________________ Dollars ($_________________)) all as is more specifically set forth in Section 1(a) hereof.

          (c) Assignor makes no representation or warranty and assumes no responsibility with respect to: (x) any statements, warranties or representations made in or in connection with the Loan Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement and the other Loan Documents, other than that it is the legal and beneficial owner of the interests being assigned by it hereunder, that such interests are free and clear of any adverse claim, that it is legally authorized to enter into this Agreement and that this Agreement constitutes its legal, valid and binding obligations; and
(y) the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under the Loan Agreement or any of the other Loan Documents.

          (d) The Assignee (i) represents and warrants that it is legally authorized to enter into this Agreement, that the same constitutes its legal, valid and binding obligations and that all necessary consents, licenses, approvals, authorizations of, and all registrations or declarations with, any governmental or regulatory authority or body (collectively, the "Consents" and individually, a "Consent") presently required in connection with its execution, delivery and performance of this Agreement or for the enforcement of this Agreement against it have been obtained or made and are in full force and effect, and agrees that it shall (x) use its best efforts to obtain any additional Consents that become necessary for such execution, delivery, performance or enforcement, (y) comply in all material aspects with the terms of each such Consent and (z) notify the Agent promptly upon any such Consent being withdrawn, suspended or otherwise limited in effect or ceasing to be in full force and effect or of any such additional Consent becoming necessary; (ii) confirms that it has received a copy of the Loan Agreement and each of the other Loan Documents, together with copies of financial statements which Assignor has identified as the most recent financial statements delivered in accordance with the terms of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement and each of the other Loan Documents; (iv) appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Agreement and each of the other Loan Documents as are delegated to Agent by the terms thereof;
(v) confirms that it is purchasing and assuming the interests in the Assigned Commitment, the Assigned Revolving Credit Loan, the Loan Agreement and each of the other Loan Documents hereunder in the course of making loans in the ordinary course of its commercial lending business and not with any present intention of distributing or selling such interests (except as permitted under the Loan Agreement); and (vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Loan Agreement and each of the other Loan Documents are required to be performed by it as a Lender under the Loan Agreement and each of the other Loan Documents.

          (e) Assignee agrees to indemnify Assignor from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Assignor in any way relating to or arising out of Assignee's failure to perform Assignee's obligations under the Assigned Commitment on or after Effective Date.

          2.     PAYMENT FOR ASSIGNED REVOLVING CREDIT LOANS.

          (a) On or before 11:00 a.m. on the Effective Date, Assignee shall deliver to Assignor in immediately available funds an amount (the "Purchase Price") equal to _____________________________ percent (_____%) of the aggregate principal amount of all of the Revolving Credit Loans outstanding on the Effective Date.

          (b) Notwithstanding the terms of the Loan Agreement or the _____________________ Revolving Credit Note with respect to: (a) the first interest payments due after the Effective Date on the Loans, (b) the first Revolving Credit Loan Unused Line Fee due after the Effective Date and (c) fees received by Agent prior to the Effective Date in respect to Letters of Credit outstanding on the Effective Date:

          (i) Whenever Agent receives a payment of such interest, Agent will promptly pay over to Assignee interest on the Loan at the interest rates provided for in the Loan Agreement calculated from the Effective Date; and

          (ii) Whenever Agent receives a payment of such Revolving Credit Loan Unused Line Fee, it will promptly pay over to Assignee its proportionate share of said charge calculated from the Effective Date in accordance with the terms of the Loan Agreement.

          Agent shall pay over to Assignor (x) the difference between the total amount of the first payments due after the Effective Date in respect to the Loan and the amounts paid to Assignee pursuant to 2(b)(i) above and (y) the difference between the first payment of Revolving Credit Loan Unused Line Fee due after the Effective Date and the amounts paid to Assignee pursuant to
Section 2(b)(ii) above.

          3.     DELIVERY OF AMENDMENT.

          On the Effective Date, Assignor and Assignee shall execute an amendment to the Loan Agreement in the form of EXHIBIT B hereto (the "Amendment"). Assignor will use its best efforts to cause Borrowers to promptly deliver to Assignee the Amendment and the Revolving Credit Note, each executed by Borrowers.

          4.     EFFECTIVE DATE.

          (a) This Agreement shall become effective on the first date (the "Effective Date") when each of the following conditions precedent is satisfied in full:

          (i) Agent shall have received counterparts of this Agreement which, when taken together, bear the signature of all of the parties hereto;

          (ii) Agent shall have received, for and on behalf of Assignor and Assignee the Amendment executed by all parties thereto, the _______________ Revolving Credit Note and the Revolving Credit Note to be delivered to Assignee pursuant to the Amendment; and

          (iii) Assignee shall have delivered to the Assignor in immediately available funds the Purchase Price, and Assignor shall have delivered to Assignee in immediately available funds amounts due Assignee pursuant to
     Section 2 above.

          (b) All notices shall be delivered to the Assignee, at the following address:

          Attention:   __________________________________________
                       __________________________________________
                       __________________________________________
                       Attention:  ______________________________
                       Telephone No.:  __________________________
                       Telecopier No.:  _________________________

          5.     GOVERNING LAW.

          This Agreement and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

          6.     COUNTERPARTS.

          This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

                            ________________________________, as Assignor

                            By: ______________________________________________
                            Name: ____________________________________________
                            Title: ___________________________________________



                            ________________________________, as Assignee

                            By: ______________________________________________
                            Name: ____________________________________________
                            Title: ___________________________________________

Accepted and Agreed to as of
this ___ day of _______, 199__.


LaSalle National Bank, as Agent


By: ____________________________________
     Name: _____________________________
     Title: ____________________________

            EXHIBIT B TO FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

                FORM OF AMENDMENT TO LOAN AND SECURITY AGREEMENT

          AMENDMENT, dated as of ______________________________, to the Loan and
Security Agreement, dated as of April ___, 1995, among Rymer Meat Inc. an Illinois corporation ("RMI"), Rymer International Seafood Inc., an Illinois corporation ("RISI" and together with RMI, "Borrowers") the Lenders named therein, and LaSalle National Bank ("LaSalle"), as agent for said Lenders (LaSalle, in such capacity, "Agent") (the "Loan Agreement", the terms used herein and not otherwise defined shall have the meanings attributed to them in the Loan Agreement).

          WHEREAS, pursuant to the Loan Agreement, INTER ALIA, Lenders (i) have committed to make Revolving Credit Loans to Borrower in the principal amount of Twenty-Five Million Dollars ($25,000,000); and (ii) have committed to incur certain obligations on behalf of Borrowers in respect to Letters of Credit;

          WHEREAS, __________________________________________ ("Assignor") has
sold, transferred and assigned the following Revolving Credit Loans and the Revolving Credit Loan Commitments to the following party:

          (a)    [ASSIGNEE]

          (i) Assigned Revolving Credit Loans: ____________________ Dollars ($___________); and

          (ii) Assigned Revolving Credit Loan Commitment: _______________ Dollars ($___________), and

          Assignee has assumed the obligations thereunder for the benefit of Assignor and Borrowers.

          WHEREAS, as a result of such sale, assignment and transfer ASSIGNEE has become a Lender with a Revolving Credit Loan Commitment under the Loan Agreement; and

          WHEREAS, the parties hereto desire to amend the Loan Agreement to add ASSIGNEE as a Lender.

          NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and contained in the Loan Agreement, the parties hereto hereby agree as follows:

          1. The signature block to the Loan Agreement is hereby amended to read as the signature block to this Amendment.

          2. Borrowers hereby confirm that the representations and warranties of Borrower contained in the Loan Documents are correct on the date hereof, except (i) to the extent that any such representation or warranty expressly relates to an earlier date, and (ii) for changes therein permitted or contemplated by the Loan Agreement.

          3. Borrowers represent and warrant that no Default or Event of Default exists as of the date hereof.

          4. Assignee confirms to Borrowers that it has assumed and accepted the obligations of Assignor to the extent of the Assigned Revolving Loan Commitment.

          5. On the date hereof, Borrowers shall issue and deliver a Revolving Credit Notes to ASSIGNEE and, if applicable ASSIGNOR, in the amount of each such Lender's respective Revolving Credit Loan Commitment as shown below such Lender's name on the signature block of this Amendment. Upon the delivery to Lenders of such Notes, ASSIGNOR will deliver to Borrower for cancellation the Revolving Credit Note delivered to it at Closing.

          6.     Notices to ASSIGNEE shall be addressed as follows:



                     ______________________________________
                     ______________________________________
                     ______________________________________
                   Attention: ________________________________
                 Telecopier No.: _______________________________

          7. Except as otherwise specifically set out herein, the provisions of the Loan Agreement shall remain in full force and effect.

          8. This Amendment and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

          9. This Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

          IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.



Rymer Meat Inc.                                LaSalle National Bank, as
Agent

By: _________________________________     By: __________________________________
Name: _______________________________     Name: ________________________________
Title: ______________________________     Title: _______________________________


Rymer International Seafood Inc.          ASSIGNOR:

By: _________________________________     By: __________________________________
Name: _______________________________     Name: ________________________________
Title: ______________________________     Title: _______________________________

                                          Revolving Credit Loan Commitment:
                                          $_______________


                                          ASSIGNEE:

                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________

                                          Revolving Credit Loan Commitment:
                                          $_______________